Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

 SENSTAR CORPORATION,

AIMETIS CORP.,

THE VENDORS LISTED ON ANNEX A ATTACHED HERETO,

and

MARC HOLTENHOFF, AS THE HOLDER AGENT

Dated as of
 April 1, 2016

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE AND SALE OF SHARES		1
1.1	Purchase and Sale of Company Shares; Treatment of Company Options	1
1.2	Delivery of the Closing Payment Certificate; Calculation of Purchase Price	3
1.3	The Closing	3
ARTICLE 2 REPRESENTATIONS AND WARRANTIES REGARDING VENDORS		5
2.1	Organization	5
2.2	Power; Authorization	5
2.3	Title to Company Shares	5
2.4	No Conflict; Required Filings and Consents.	6
2.5	Litigation	6
2.6	Brokers	6
2.7	No Company Liability	6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		6
3.1	Organization and Qualification	7
3.2	Authority Relative to this Agreement	7
3.3	Company Shares	7
3.4	Subsidiaries	9
3.5	No Conflicts	9
3.6	Books and Records	10
3.7	Company Financial Statements	10
3.8	Absence of Changes	11
3.9	Taxes	15
3.10	Legal Proceedings	17
3.11	Compliance with Laws, Orders and Permits	17
3.12	Employee Benefit Plans	18
3.13	Employees; Labour Relations	19
3.14	Real Property	21
3.15	Environmental Matters	22
3.16	Tangible Personal Property	23
3.17	Intellectual Property	23
3.18	Personal Information	29

3.19	CASL	30
3.20	Export and Import Control Laws.	31
3.21	Warranty Obligations	31
3.22	Contracts	31
3.23	Insurance	32
3.24	Affiliate Transactions	33
3.25	Brokers; Company Third Party Expenses	33
3.26	Banks and Brokerage Accounts	33
3.27	Powers of Attorney	33
3.28	Substantial Customers and Suppliers	33
3.29	Approvals	34
3.30	Grants, Incentives and Subsidies.	34
3.31	Competition Act.	34
3.32	Investment Canada Act	35
3.33	Disclosure	35
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		35
4.1	Organization and Qualification	35
4.2	Authority Relative to this Agreement	35
4.3	No Conflicts	35
4.4	Financing Resources	36
ARTICLE 5 RESERVED		36
ARTICLE 6 ADDITIONAL AGREEMENTS		36
6.1	Expenses	36
6.2	Public Disclosure	36
6.3	Operation of the Company	36
6.4	Confidentiality; Non-compete: Non-solicitation; Non-disparagement	37
6.5	Vendor Release.	39
6.6	Tax Matters.	40
6.7	Directors and Officers Liability Insurance.	40
ARTICLE 7 RESERVED		40
ARTICLE 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		41
8.1	Survival of Representations, Warranties, Covenants and Agreements	41
8.2	Indemnification by the Vendors.	41
8.3	Indemnification by the Buyer.	42

8.4	Limitations and other Provisions	42
8.5	Escrow Provisions	44
8.6	Distribution of the Retention Escrow Amount and Earnout Escrow Amount	46
8.7	Escrow Agreement	46
8.8	Notice of Claim	46
8.9	Procedure for Third Party Claims.	46
8.10	Tax Proceedings.	47
ARTICLE 9 RESERVED		48
ARTICLE 10 MISCELLANEOUS PROVISIONS		48
10.1	Notices	48
10.2	Entire Agreement	49
10.3	Further Assurances; Post-Closing Cooperation	50
10.4	Third Party Beneficiaries	50
10.5	No Assignment; Binding Effect	50
10.6	Headings	50
10.7	Invalid Provisions	50
10.8	Governing Law	50
10.9	Arbitration	51
10.10	Counterparts	52
10.11	Specific Performance	52
10.12	Holder Agent of the Company Holders; Power of Attorney.	52
ARTICLE 11 DEFINITIONS AND CONSTRUCTION		55
11.1	Definitions	55
11.2	Construction	67

TABLE OF EXHIBITS AND PRINCIPAL SCHEDULES

Annex A	Vendors

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Legal Opinion
Exhibit C	Form of Option Cancellation Agreement

Schedule 1.3(c)(ii)	List of Resigning Directors & Officers
Schedule 8.5(c)(iii)	Earnout
Schedule 11.1(b)	Essential Employees
Schedule 11.1(c)	Liens

 CONFIDENTIAL

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (together with the Disclosure Schedules and the other schedules hereto, the “Agreement”) is effective as of April 1, 2016, by and among Senstar Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada (“Buyer”), Aimetis Corp., a corporation incorporated under the laws of Canada (the “Company”), the Persons listed on Annex A hereto (each, a “Vendor” and, collectively, the “Vendors”) and Marc Holtenhoff, in his capacity as the Holder Agent.  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11.

RECITALS

WHEREAS, the Vendors own beneficially and of record all of the issued and outstanding shares of the Company; and

WHEREAS, Buyer desires to purchase from the Vendors, and the Vendors desire to sell to Buyer, all of the Vendors’ right, title and interest in and to the issued and outstanding Company Shares, after which the Company shall become a wholly owned subsidiary of Buyer (the “Acquisition”);

NOW, THEREFORE, in consideration of the premises, and the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES

1.1           Purchase and Sale of Company Shares; Treatment of Company Options.

(a)           Purchase and Sale of Company Preferred Shares.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Vendor who is a holder of Company Preferred Shares (a “Preferred Share Vendor”) shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from each such Vendor, all right, title and interest in and to all of the Company Preferred Shares held by such Vendor immediately prior to the Closing, free and clear of all Liens. The purchase price to be paid by Buyer to such Vendor with respect to the Company Preferred Shares shall consist of a payment in cash (without interest) in an amount equal to the product of the Preferred Per Share Amount multiplied by the number of Company Preferred Shares held by such Vendor.

(b)           Purchase and Sale of Company Common Shares.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each Vendor who is a holder of Company Common Shares (a “Common Share Vendor”) shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Vendor, all right, title and interest in and to all of the Company Common Shares held by such Vendor immediately prior to Closing, free and clear of all Liens. The purchase price to be paid by Buyer to such Vendor with respect to such Company Common Shares shall consist of a payment in cash (without interest) in an amount equal to the product of the Common Per Share Amount multiplied by the number of Company Common Shares held by such Vendor.

(c)           Escrow. At Closing, the Buyer shall deposit an amount equal to the Escrow Amount into an account in the name of the Escrow Agent, in accordance with the provisions of the Escrow Agreement, and such amount shall be reduced from the amount otherwise payable to the Vendors at Closing such that each Vendor shall be deemed to have contributed out of its portion of the Purchase Price an amount equal to the product of the Escrow Amount multiplied by such Vendor’s Adjusted Pro-Rata Portion of the Escrow Amount.

(d)           RESERVED

(e)           Vested/Unvested Company Options.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, each: (i) vested, unexpired and unexercised Company Option; and  (ii) unvested, unexpired and unexercised Company Option, outstanding immediately prior to the Closing shall be accelerated (in the case of each unvested Company Option) surrendered and cancelled in consideration for a payment in cash (without interest) equal to the product of (A) the aggregate number of Company Common Shares that are subject to such Company Option immediately prior to the Closing, multiplied by (B) the excess, if any, of (x) the Common Per Share Amount, minus (y) the applicable exercise price per Company Common Share of such Company Option (the “Option Cancellation Payment”). If the exercise price per share of any Company Option is equal to or greater than the Common Per Share Amount, such Company Option shall be cancelled without any cash payment being made in respect thereof. Upon the surrender and cancellation of each vested Company Option in accordance with this Section 1.1(e), each Optionholder shall cease to have any rights with respect thereto, except the right to receive from Buyer the consideration payable with respect thereto pursuant to this Section 1.1(e), and each Company Option surrendered by such Optionholder shall be cancelled and of no further force and effect. Any amounts payable pursuant to this Section 1.1(e) shall: (i) in respect of any employee of the Company or its Subsidiaries, be made in accordance with the Company’s standard payroll procedures and shall be subject to applicable withholding taxes and other source deductions required by law; and (ii) in respect of any non-employee of the Company or its Subsidiaries, be paid on Closing and shall be subject to applicable withholding taxes. Prior to the Closing, the Board of Directors of the Company shall take all actions that are necessary and appropriate to effectuate the provisions of this Section 1.1(e), including without limitation, adopting all resolutions, providing any required notices and obtaining any necessary consents.  Any notices, consents or other written communications to holders of Company Options will be subject to the review and approval of Buyer.

(f)           Option Cancellation Agreement; Appointment of the Holder Agent. Company’s obligation to issue cash in exchange for Company Options (if any) pursuant to Section 1.1(e) is subject to and conditioned upon each of the holders of such Company Options delivering to Company on or prior to the Closing a duly executed Option Cancellation Agreement and appointing the Holder Agent as agent and attorney-in-fact for each of the holders of such Company Options as and to the extent provided by this Agreement.

(g)           Maximum Amount of Consideration to be Paid at Closing. Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate amount paid to the Company Holders at Closing pursuant to this Section 1.1 in consideration for Company Shares and Company Options held by them exceed an amount equal to the Purchase Price minus the Indemnification Escrow Amount plus the Option Cancellation Payments.

1.2           Delivery of the Closing Payment Certificate; Calculation of Purchase Price.

(a)           Three (3) Business Days prior to the Closing Date the Company shall prepare in good faith and deliver to Buyer a certificate, in form and substance reasonably satisfactory to Buyer (the “Closing Payment Certificate”) certified by the Chief Executive Officer and the Chief Financial Officer of the Company, to be complete and correct as of the Closing Date, setting forth:

(i)            (A) the Company’s calculation of the Common Per Share Amount and the Preferred Per Share Amount, and (B) the Company Transaction Expenses (whether paid, unpaid, payable or not payable prior to the Closing Date);

(ii)           the Capitalization Table;

(iii)           a calculation of each Vendor’s Pro-Rata Portion and Adjusted Pro-Rata Portion;

(iv)          each Vendor’s Adjusted Pro-Rata Portion of the Escrow Amount and Holder Agent Reserve; and

(v)           the aggregate amount to be paid to each Vendor at Closing in accordance with Section 1.1 hereof, less the amounts contemplated in (iv) above; and

(vi)          wiring instructions with respect to each Vendor.

(b)           For purposes hereof, the “Purchase Price” means an amount equal to (A) Twenty Two Million Three Hundred and Fifty Thousand Canadian Dollars (CAD$22,350,000); minus (B) the Company Transaction Expenses minus (C) the aggregate of all Option Cancellation Payments.

1.3           The Closing.  The closing (“Closing”) of the Acquisition shall take place at the offices of the Buyer at 119 John Cavanaugh Dr, Ottawa, ON, K0A 1L0 Canada, on April 1, 2016 following the satisfaction or waiver of all of the conditions set forth in this Section 1.3(except those conditions which, by their terms, are to be satisfied at the Closing), or shall be held remotely by exchange of documents and signatures (including via email and including by way of PDF files) on such other date as is mutually acceptable to Buyer and the Holder Agent. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. Ottawa, Ontario time on the date upon which the Closing occurs.

(a)           Payment of Cash.  At Closing:

(i)            Each of the Vendors hereby irrevocably direct the Buyer to, and the Buyer shall, deposit with Gowling WLG (Canada) LLP, legal counsel to the Company, in accordance with this Article 1 and the Closing Payment Certificate, the cash payable pursuant to Section 1.2(a)(v) hereof in exchange for share certificates evidencing the outstanding Company Shares (duly endorsed in blank for transfer);

(ii)           Buyer shall deposit with the Escrow Agent, for deposit into the Escrow Fund, an amount equal to the Escrow Amount.  Each Vendor shall be deemed to have contributed such Vendor's Adjusted Pro-Rata Portion of the Escrow Amount to the Escrow Fund, rounded to the nearest cent (with amounts greater than or equal to CAD$0.005 rounded up); and

(iii)          Buyer shall deliver to the Holder Agent, or as it may direct, the Holder Agent Reserve.

(b)           Delivery of Share Transfer Deeds; Shareholders Register.  At Closing, the Company shall deliver to Buyer share certificates, duly executed by the respective Vendors of the Company (or accompanied by a stock transfer power in respect of such shares) in favor of the Buyer. If any Vendor does not have a share certificate to be delivered, such Vendor shall deliver a stock transfer power together with such Vendor's affidavit which confirms that such share certificates are not in the possession of or under the control of such Vendor and an indemnity against any claim that may be made against the Buyer or the Company with respect to such share certificates, which indemnity shall be in a form reasonably satisfactory to Buyer. At Closing, the Company shall record the transfer of the Company Shares to the Buyer (or as Buyer shall otherwise direct in writing) on the Company’s shareholders’ register and shall deliver new share certificates for the Company Shares to Buyer.

(c)           Other Closing Deliverables. In addition to the documents specified in Sections 1.2 and this Section 1.3, at Closing, the Company shall deliver to Buyer the following:

(i)            Escrow Agreement executed by the Holder Agent and the Escrow Agent.

(ii)           Option Cancellation Agreements executed by each holder of Company Options who has not fully exercised such Company Options prior to the date hereof.

(iii)          Resignation letters executed by each director of the Company, specified in Schedule 1.3(c)(iii), effective immediately prior to the Closing Date.

(iv)         Employment amendment agreements executed by the Company and each of Marc Holtenhoff and Justin Schorn pursuant to which the non-competition period set out therein is extended to 12 months.

(v)          Executed Letters from each of the Company’s advisors to whom Company Transaction Expenses are payable pursuant to which such advisor confirms that no additional fees or expenses are or will become payable to him/her/it by the Company other than the amounts set forth in the Final Expense Statement.

(vi)         Each of the consents, approvals and waivers listed in Section 3.29(b) of the Company Disclosure Schedule, each of which shall be in full force and effect as of the Closing Date and in form and substance satisfactory to Buyer.

(vii)         All Governmental or Regulatory Authority Approvals (including, but not limited to any consents and Approvals set forth in Section 3.29(a) of the Company Disclosure Schedule) necessary for the consummation of the Acquisition and the other transactions contemplated hereby, shall have been obtained and shall be in full force and effect, and any applicable waiting periods shall have been expired or terminated.

(viii)                  Legal opinions from Gowling WLG (Canada) LLP, legal counsel to the Company, as to the matters set forth in as to the matters set forth in Exhibit B.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES REGARDING VENDORS

Each Vendor hereby represents and warrants, severally and individually and not jointly, to Buyer that each of the statements in this Article 2 is true, correct and complete as of the date hereof and as of the Closing, subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this Article 2 in the disclosure schedule and schedule of exceptions, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Vendor Disclosure Schedule”).

2.1           Organization. Such Vendor, if not a natural person, is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified.

2.2           Power; Authorization. Such Vendor has all requisite power and authority to execute, deliver and perform his, her or its obligations under this Agreement and the Ancillary Agreements to which such Vendor is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Vendor is a party have been duly authorized by such Vendor.  All organizational actions and proceedings required to be taken by or on the part of such Vendor to authorize and permit the execution, delivery and performance by such Vendor of this Agreement and the Ancillary Agreements to which such Vendor is a party, have been duly and properly taken. This Agreement has been, and each of the Ancillary Agreements to which such Vendor is a party has been or will be, duly executed and delivered by such Vendor. This Agreement constitutes, and each Ancillary Agreement to which such Vendor is a party constitutes, or will constitute, when so duly executed and delivered, a valid and binding obligation of such Vendor, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3           Title to Company Shares. Such Vendor is the record and beneficial owner of the Company Shares set forth opposite such Vendor’s name on Annex A hereto, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws or the restrictions set forth in the Company’s Charter Documents, which shall have been waived or cancelled prior to Closing. Except as set forth on Annex A hereto and on Section 3.3(c) of the Company Disclosure Schedule, such Vendor does not hold or own (whether beneficially or of record) any Company Shares, Company Options or any other securities of the Company, and does not have any rights to purchase or acquire any securities of the Company except as contemplated in the Company’s Charter Documents, which shall have been waived or cancelled prior to Closing. At the Closing, such Vendor shall transfer to Buyer good and marketable title to the Company Shares owned by such Vendor, free and clear of all Liens or any other restrictions on transfer other than restrictions on transfer arising under applicable securities Laws or under the Charter Documents of the Company.

2.4           No Conflict; Required Filings and Consents.

(a)           The execution and delivery by such Vendor of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which such Vendor is a party and the performance of this Agreement and such Ancillary Agreements will not, (i) if such Vendor is an entity, conflict with or violate any provision of the organizational documents of such Vendor; (ii) assuming that all consents, approvals, authorizations and permits described on Section 2.4(b) of the Vendor Disclosure Schedule have been obtained and all filings and notifications described on Section 2.4(b) of the Vendor Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to such Vendor or any of his, her or its Company Shares; (iii) except as set forth on Section 2.4(a) of the Vendor Disclosure Schedule, (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any material Contract to which such Vendor is a party or to which any of his, her or its Company Shares are subject; or (iv) result in the creation of a Lien on such Vendor’s Company Shares.

(b)           Except as set forth on Section 2.4(b) of the Vendor Disclosure Schedule, the execution and delivery by such Vendor of this Agreement and the Ancillary Agreements to which such Vendor is a party does not and will not, and the performance of this Agreement and the Ancillary Agreements to which such Vendor is a party by such Vendor` will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or Regulatory Authority.

2.5           Litigation. Except as set forth on Section 2.5 of the Vendor Disclosure Schedule, there is no Action or Proceeding pending or, to such Vendor’s knowledge, threatened against or affecting such Vendor, which could reasonably adversely affect the ability of such Vendor to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements to which such Vendor is a party.

2.6           Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements to which such Vendor is a party based on any Contract to which such Vendor is a party or that is otherwise binding upon such Vendor.

2.7           No Company Liability. Except as set out in the existing shareholders agreement (that shall be terminated prior to the Closing) or as disclosed in Section 2.7 of the Vendor Disclosure Schedule, such Vendor does not, directly or indirectly have any active or pending claim or demand against the Company, whether in the form of any Action or Proceeding, Contract or Liability whatsoever.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer that each of the statements in this Article 3 is true, correct and complete as of the date hereof and as of the Closing, subject only to such exceptions as are disclosed with respect to specific numbered sections and lettered subsections of this Article 3 in the disclosure schedule and schedule of exceptions, delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections (the “Company Disclosure Schedule”).

3.1           Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Canada.  Each of the Company Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of formation.  Each of the Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as currently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, if applicable, in good standing as an extra-provincial or foreign corporation in each jurisdiction in which such qualification, licensure or standing is required by Law, except where the failure to do so would not be material to the Company and its Subsidiaries, taken as a whole.  Each of the Company and its Subsidiaries has made available to Buyer a true and correct copy of its Charter Documents.  Section 3.1 of the Company Disclosure Schedule lists the directors and officers of the Company and each Company Subsidiary as of the date hereof. The operations being conducted by the Company and each Company Subsidiary are not now and have never been conducted by the Company or any Company Subsidiary under any other name.  Section 3.1 of the Company Disclosure Schedule also lists (a) each jurisdiction in which the Company is qualified or licensed to do business (b) each jurisdiction in which a Company Subsidiary is qualified or licensed to do business, and (c) every state or foreign jurisdiction in which the Company or any Company Subsidiary has employees or facilities.

3.2           Authority Relative to this Agreement.  The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the Board of Directors and, to the extent required, the Vendors and otherwise as may be required by the Charter Documents of the Company, and no other action on the part of the Board of Directors or the Vendors or any other party is required to authorize the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Buyer is a party, thereof) by Buyer, as applicable, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3           Company Shares.

(a)           As at the date hereof, the authorized capital of the Company consists of an unlimited number of Company Common Shares, of which 5,780,989 have been issued, and an unlimited number of Company Preferred Shares, of which 3,333,334 have been issued, and an unlimited number of Class A Preference Shares, none of which have been issued, and there are no other shares of any class or series in the capital of the Company that are issued and authorized. The Company has reserved 920,000 Company Common Shares for issuance under the Company Option Plan, 702,500 of which are issuable pursuant to the exercise of outstanding options granted under the Company Option Plan as of the date of this Agreement, and 217,500 of which remain available for issuance under the Company Option Plan as of the date of this Agreement. All of the issued and outstanding shares in the capital of the Company will, at Closing, have been duly authorized and validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company. No Company Shares are held in treasury or are authorized or reserved for issuance except as hereinbefore contemplated. Except as set out in Section 3.3(a) of the Company Disclosure Schedule, there are no accrued but unpaid dividends payable by the Company on any Company Shares. All such shares and options were granted in compliance with all applicable securities laws of Canada and in compliance with any applicable grants of pre-emptive rights.

(b)           Except for the Company Option Plan and Company Options granted thereunder, the Company has not adopted, sponsored or maintained any option plan or any other plan or agreement providing for, or made any grant or award of, any equity or equity-linked compensation to any Person. All Company Options are evidenced by share option agreements or other award agreements disclosed in Section 3.3(b) of the Company Disclosure Schedule. Each grant of Company Options was duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents; such grant was made in accordance with the terms of the Company Option Plan and all applicable Laws. Except for the Company Options and the Company Preferred Shares, there are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings, plans or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating the Company to issue or sell any shares of the Company or to grant, extend or enter into any option with respect thereto, whether granted under the Company Option Plan or otherwise.

(c)           Section 3.3(c) of the Company Disclosure Schedule sets forth a spreadsheet (the “Capitalization Table”), which includes:

(i)            all registered holders of Company Shares, the number of Company Shares held by such registered holder and the respective certificate numbers; and

(ii)           all holders of Company Options, whether or not each such holder is an employee of the Company, the number of Company Common Shares issuable upon the exercise of each Company Option, the grant date of each Company Option and the date of expiration of each Company Option.

(d)           Except as set out in the Charter Documents of the Company, no Company Shares have been issued subject to a repurchase option on the part of the Company.

(e)           Except as set out in the Charter Documents of the Company, there are no preemptive rights or agreements, arrangements or understandings (written or oral) to issue preemptive rights with respect to the issuance or sale of Company Shares created by  any agreement or other arrangement (written or oral) to which the Company is a party or to which it is bound and there are no agreements, arrangements or understandings (written or oral) to which the Company is a party pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Shares or Equity Equivalents other than the Company Option Plan.

(f)           True and complete copies of all agreements and instruments relating to or issued under the Company Option Plan have been made available to Buyer and such agreements and instruments have not been amended, modified or supplemented, and there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement such agreements or instruments in any case from the form provided to Buyer. Except for the Company’s Charter Documents, the Company is not a party or subject to any agreement, arrangement or understanding (written or oral), and, to the Company’s knowledge, there is no agreement, arrangement or understanding (written or oral) between or among any Persons which affects, restricts or relates to voting, giving of any written consent, or dividend right with respect to or the transferability of any Company Shares, including any voting trust agreement or proxy.

3.4           Subsidiaries.  The Company's Subsidiaries are the Company’s only subsidiaries and the Company has never had any other subsidiaries.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or obligating such subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation (other than bonuses paid in the ordinary course of business), or other similar rights with respect to any Company Subsidiary.  Neither the Company nor any Company Subsidiary has agreed, is obligated to make, or is bound by any contract under which it may become obligated to make any future investment in, or capital contribution to, any other Person.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.

3.5           No Conflicts.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party do not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not, subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.5(b) of the Company Disclosure Schedule:

(a)           Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company’s or any Company Subsidiary's Charter Documents;

(b)           Conflict with or result in a violation or breach of any Law or Order applicable to the Company, any Company Subsidiary, or any of their respective Assets and Properties; or

(c)           (i) Conflict with or result in a material violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or any Company Subsidiary to obtain any consent (including any consent to the disclosure of Personal Information to Buyer), approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company, any Company Subsidiary or any of their respective Assets and Properties under, or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any contract to which the Company or any Company Subsidiary is a party or by which any of the Company’s or any Company Subsidiary's Assets and Properties is bound.

3.6           Books and Records.  The minute books and shareholder register and other similar records of the Company have been made available to Buyer or its counsel prior to the execution of this Agreement, and are complete and correct in all material respects.  Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, directors, committees of the Board of Directors of the Company from the date of the Company’s inception through the date hereof.

3.7           Company Financial Statements.

(a)           Attached to Section 3.7(a) of the Company Disclosure Schedule is a true, correct and complete copy of the Company Financials.  The Company Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as delivered to Buyer prior to the date hereof). Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, the Company Financials present fairly the consolidated financial condition and operating results of the Company (including assets, liabilities, profit, loss and cash flows) as of the dates and during the periods indicated therein.  Since the Audited Financial Statement Date, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

(b)           The Company and its Subsidiaries have at all times (i) made and kept accurate books and records in all material respects and (ii) maintained a system of internal accounting controls consistent with a company of its size and scope of operations sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

(c)           The accounts and notes receivable of the Company and its Subsidiaries reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Audited Financial Statement Date and outstanding as of the Closing Date, (i) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and, except as set out in Section 3.7(c) of the Company Disclosure Schedule, are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) are not subject to any valid set-off or counterclaim and (iv) do not represent obligations for goods sold on consignment.

(d)           Except as set out in Section 3.7(d) of the Company Disclosure Schedule, all inventory of the Company and its Subsidiaries reflected on the balance sheet included in the Company Financials consisted, and all inventory acquired since the Audited Prepared Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business.  Except as disclosed in the notes to the 2015 Audited Financial Statements, all items included in the inventory of the Company and its Subsidiaries are the property of the Company and its Subsidiaries free and clear of any Lien and are not held by the Company on consignment from others and conform in all material respects to all standards applicable to each inventory or its use or sale imposed by Governmental or Regulatory Authorities.

(e)           Except as reflected or reserved against in the Company Financials (including the notes thereto), there is no Liability of the Company or its Subsidiaries, other than: (i) Liabilities incurred in the ordinary course of business consistent with past practice; or (ii) contemplated in or in accordance with the provisions of this Agreement (including Company Transaction Expenses) or disclosed in the Company Disclosure Schedule.

3.8           Absence of Changes.  Since the Audited Financial Statement Date, there has not been any Company Material Adverse Effect.  In addition, without limiting the generality of the foregoing, except as expressly required by this Agreement or as disclosed in Section 3.8 of the Company Disclosure Schedule, since the Audited Financial Statement Date:

(a)           Neither the Company nor any of its Subsidiaries has entered into, approved or resolved to enter into any Contract in connection with any transaction involving a Business Combination;

(b)           Except as disclosed in Section 3.8(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has altered or entered into any Contract or other commitment to alter, its debt or equity interest in any corporation, association, joint venture, partnership or business entity in which the Company or any of its Subsidiaries directly or indirectly holds any interest (or any right to acquire any interest) on the date hereof;

(c)           Except as disclosed in Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any transaction with any of their respective officers, directors, shareholders, Affiliates or Associates, other than pursuant to any Contract identified in Sections 3.22(a) or 3.24 of the Company Disclosure Schedule or other than pursuant to any contract of employment and listed in Section 3.22(a) of the Company Disclosure Schedule;

(d)           The Company has not declared or set aside or paid any dividend on or made any other distribution (whether in cash, stock or property) in respect of any Company Shares or Equity Equivalent, or effected or approved any split, combination or reclassification of any Company Shares or Equity Equivalent or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Company Shares or Equity Equivalent, or repurchased, redeemed or otherwise acquired, directly or indirectly, any Company Shares or Equity Equivalent, except repurchases of Company Shares pursuant to agreements with Company employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company;

(e)           Except for (i) the issuance of Company Common Shares upon exercise or conversion of then-outstanding Company Options listed in Section 3.3(c) of the Company Disclosure Schedule, or (ii) the issuance prior to the date hereof of options available for grant under the Company’s then-existing Company Option Plan in the ordinary course of business to employees hired after the Audited Financial Statement Date who are not officers of the Company, on terms and in amounts consistent with past practice, or (iii) as contemplated in Section 1.1(e) above, (A) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any Company Shares or Equity Equivalents, (B) the Company has not modified, waived or amended terms, or the rights of any holder, of any outstanding Company Shares or Equity Equivalent (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Option or other Equity Equivalent) and (C) there has not been any agreement, arrangement, plan, commitment or understanding with respect to any such modification, waiver or amendment;

(f)           There has not been any amendment to the Company’s or any of its Subsidiaries' Charter Documents;

(g)           There has not been any transfer (by way of a License or otherwise) to any Person of any right to any Company Intellectual Property, except for non-exclusive Licenses in the ordinary course of business.

(h)           Except as disclosed in Section 3.8(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made or agreed to make any disposition or sale of, waiver of any right to, license or lease of, or incurrence of any Lien on, any of their respective Asset and Property, other than dispositions of inventory or nonexclusive licenses of products in the ordinary course of business consistent with past practice;

(i)            Neither the Company nor any of its Subsidiaries has made or agreed to make any purchase of any Asset or Property of any Person other than in the ordinary course of business consistent with past practice;

(j)            Neither the Company nor any of its Subsidiaries has made or agreed to make any capital expenditure or commitment for additions to property, plant or equipment of the Company or any of its Subsidiaries, as applicable, constituting capital assets in an amount exceeding CAD$50,000 in the case of any individual expenditure or CAD$75,000 in the aggregate;

(k)           Neither the Company nor any of its Subsidiaries has made or agreed to make any write-off, write-down or revaluation of, any determination to write off, write-down, or revalue, any of their respective Assets and Properties, or change any reserves or liabilities associated therewith except for depreciation and amortization in accordance with GAAP consistently applied;

(l)            Neither the Company nor any of its Subsidiaries has made or agreed to make payment, discharge or satisfaction, in an amount exceeding CAD$50,000 in any one case or CAD$75,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or Liabilities reflected or reserved against in the Company Financials;

(m)           Except as disclosed in Section 3.8(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has failed to pay or otherwise satisfy any Liability of the Company presently due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, both individually and in the aggregate, are immaterial in amount;

(n)           Except as disclosed in Section 3.8(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred or guaranteed any Indebtedness or issued or sold any debt securities of the Company or its Subsidiaries or guaranteed any debt securities of any other Person;

(o)           Neither the Company nor any of its Subsidiaries has granted or paid or made any commitment to grant or pay any severance, change of control, retention, incentive or termination payment to any current or former director, officer, employee, independent contractor, dependent contractor or consultant, except payments required by Law or as disclosed in Section 3.8(o) of the Company Disclosure Schedule;

(p)           Except pursuant to a Contract disclosed to Buyer pursuant to Sections 3.8(c) or 3.22(a) of the Company Disclosure Schedule or as set out in Section 3.8(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted or approved (i) any increase in salary, rate of commissions, rate of consulting fees or any other compensation or benefits of any current or former officer, director, shareholder, employee, independent contractor, dependent contractor or consultant of the Company or of any of its Subsidiaries; (ii) any consideration of any nature whatsoever (other than payments contemplated in (i) above)) to any current or former officer, director, shareholder, employee, independent contractor, dependent contractor or consultant of the Company or of any of its Subsidiaries; (iii) established or modified any target, goal, pool or similar provision under, or any salary range, increased guideline or similar provision in respect of, any Plan, employment Contract or other employee compensation arrangement or independent contractor or dependent contractor Contract or other compensation arrangement;  (iv) established, adopted, entered into, amended, modified or terminated (partially or completely) any Plan, including entering into, amending, modifying or terminating any Contract in respect of any Plan; or (v) paid or agreed or made any commitment to pay any discretionary or stay bonus other than bonuses paid in a manner consistent with past practice, which are specified in Section 3.8(p) of the Company Disclosure Schedule;

(q)           Except as specified in Section 1.1(e) above and disclosed in Section 3.8(q) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action to accelerate the vesting or payment of any compensation or benefits under any Plan nor taken any action to fund or in any other way secure the payment of compensation or benefits under any Plan;

(r)            Except as disclosed in Section 3.8(r) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has hired or retained any employee or independent contractor whose aggregate annual compensation (disregarding discretionary bonuses) exceeds CAD$100,000;

(s)           Neither the Company nor any of its Subsidiaries has (i) made, changed or rescinded any Tax election, (ii) settled or compromised any claim, notice, audit report or assessment in respect of Taxes, (iii) changed any Tax accounting period, (iv) adopted or changed any method of Tax accounting, (v) filed any amended Tax Return, (vi) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, (vii) surrendered any right to claim a Tax refund, or (viii) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(t)           Neither the Company nor any of its Subsidiaries has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(u)           Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has made any representation or proposal to, or engaged in any substantive discussion with, any holder (or any representative of any holder) of any Indebtedness, or to or with any Person which has issued a letter of credit which benefits the Company;

(v)           Neither the Company nor any of its Subsidiaries has commenced or terminated, or made any material change in, any line of business;

(w)           Neither the Company nor any of its Subsidiaries has failed to renew any insurance policy, no insurance policy of the Company or of any of its Subsidiaries has been cancelled or materially amended, and the Company and any of its Subsidiaries have given all notices and presented all claims (if any) under all such policies in a timely fashion;

(x)           There has been no amendment or non-renewal of any of the Company’s or any of its Subsidiaries' Approvals, and each of them has used commercially reasonable efforts to maintain such Approvals and has observed in all material respects all Laws and Orders applicable to the conduct of the their respective businesses or any of their respective Assets and Properties;

(y)           Except as disclosed in Section 3.8(y) of the Company Disclosure Schedule, there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any of its Subsidiaries, ordinary wear and tear excepted;

(z)           The Company has not repurchased, cancelled or modified the terms of any Company Shares, Equity Equivalent, Company Option or other financial instrument that derives value from its convertibility into Company Shares or any Equity Equivalent, other than transactions entered into in the ordinary course of business and pursuant to either (i) contractual provisions, or (ii) the Company Option Plan, in each case as in effect at the time of execution and delivery of this Agreement, and the documents evidencing any such Company Option amendment have been made available to Buyer; and

(aa)         Neither the Company nor any of its Subsidiaries has entered into or approved any Contract, arrangement or understanding (whether written or oral) or acquiesced in respect of any arrangement or understanding, to do, take, engage in, cause or permit any action or occurrence having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing.

3.9           Taxes.

(a)           Except as set out in Section 3.9(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, the Company and its Subsidiaries. All such Tax Returns are true, complete and accurate in all material respects. The Company or any of its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries do not file a Tax Return that the Company or any of its Subsidiaries are or may be subject to Tax by that jurisdiction. All Taxes due and owing (whether or not shown on any Tax Returns) by the Company or any of its Subsidiaries have been timely paid including all installments on account of Taxes that are due and payable before the Closing Date, and the Company and the Subsidiaries have duly and timely paid all assessments and reassessments they have received in respect of all Taxes.

(b)           Except as disclosed in Section 3.9(b) of the Company Disclosure Schedule, the unpaid Taxes of the Company or any of its Subsidiaries did not, as of the Audited Financial Statement Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financial Statements (rather than in any notes thereto). Since the Audited Financial Statement Date, the Company or any of its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           Except as set out in Section 3.9(c) of the Company Disclosure Schedule, no deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed or re-assessed by any Tax Authority that have not been fully paid or finally settled. There are no pending or, to the knowledge of the Company, threatened audits, assessments, re-assessments or other actions for or relating to any liability in respect of Taxes of the Company. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or any of its Subsidiaries.

(d)           The Company has delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company or any of its Subsidiaries (and any of their respective predecessors) for the 2012, 2013 and 2014 taxable years and, promptly upon their availability, for the most recent taxable year, and complete copies of all audit or examination reports and statements of deficiencies assessed or re-assessed against or agreed to by the Company or any of its Subsidiaries (or any their respective predecessors) for such years. The Company or any of its Subsidiaries (or any of their respective predecessors) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, re-assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney with respect to any Taxes of the Company or any of its Subsidiaries has been executed or filed with any Tax Authority, other than powers of attorney granted to tax or accounting advisors of the Company or its Subsidiaries in the ordinary course.

(e)           There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries (other than statutory liens for current Taxes not yet due and payable).  The Company has not acquired property from any person in circumstances where the Company did or could have become liable for any Taxes payable by that person.

(f)            The Company or any of its Subsidiaries are not, and have never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(g)           The Company or any of its Subsidiaries have never been a member of any consolidated, combined, affiliated, aggregate or unitary group of persons for purposes of determining Tax liability or filing any Tax Returns.

(h)           Except as set out in Section 3.9(h) of the Company Disclosure Schedule, the Company and its Subsidiaries have withheld and remitted all Taxes required under applicable Tax Law to have been withheld and remitted in connection with amounts paid or credited to any of their respective employees, independent contractors, creditors, shareholders or other Persons.

(i)            Except as set out in Section 3.9(i) of the Company Disclosure Schedule (which Schedule identifies the countries in relation to each such entity), neither the Company nor any of its Subsidiaries has, nor has it ever had, a permanent establishment in any country other than its respective country of incorporation, and has not directly or indirectly engaged in a trade or business or activity in any country other than its respective country of incorporation that subjected the Company or any such Subsidiary to any Taxes in such country.

(j)            Neither the Company nor any of its Subsidiaries has received any requirement from any Tax Authority pursuant to Section 224 of the Tax Act which remains unsatisfied in any respect.

(k)           None of sections 80 to 80.04, both inclusive, of the Tax Act has applied or will apply to the Company and its Subsidiaries at any time up to and including the Closing Date.  Neither the Company nor any of its Subsidiaries has any unpaid amounts that may be required to be included in income under Section 78 of the Tax Act for a taxation year ending after the Closing Date.

(l)            The Company is a registrant for the purposes of the ETA and its registration numbers are set out in Section 3.9(l) of the Company Disclosure Schedule.  All input tax credits claimed by the Company and the Subsidiaries pursuant to the ETA have been, in all material respects, correctly calculated and documented.

(m)          Except as disclosed in Section 3.9(m) of the Company Disclosure Schedule, the Company and its Subsidiaries keep Books and Records in compliance with section 230 of the Tax Act and similar provisions of any other applicable Law in respect of Taxes.

(n)           The Company Shares are not taxable Canadian property within the meaning of the Tax Act.

For purposes of this Section 3.9, any reference to the Company shall be deemed to include any Person that merged with or was liquidated into the Company.

3.10           Legal Proceedings.

(a)           Except as set forth on Section 3.10(a) of the Company Disclosure Schedule:

(i)            There is no Action or Proceeding pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company, any of its Subsidiaries, or any of their respective Assets and Properties;

(ii)           To the knowledge of the Company, there is no fact or circumstance that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any material Action or Proceeding against, relating to or affecting the Company, any of its Subsidiaries, or any of their respective Assets and Properties; and

(iii)           The Company or any of its Subsidiaries have not received notice, and the Company does not otherwise have knowledge of, any Order outstanding against the Company or any of its Subsidiaries.

(b)           Prior to the execution of this Agreement, the Company has made available to Buyer all responses of counsel for the Company to auditor requests for information for the period since January 1, 2012 (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company or any of its Subsidiaries.

3.11         Compliance with Laws, Orders and Permits.

(a)           Except as set out in Section 3.11(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have conducted their respective businesses in material compliance with all applicable Laws relating to the operation and conduct of such business or any of their respective properties or facilities; and neither the Company nor any of its Subsidiaries has received written notice (whether material or not) of any violation or alleged violation, or non-written notice of a violation or alleged violation of any such Laws.  To the knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any applicable Law, Order or Permit relating to the operation and conduct of its business or any of its properties or facilities, including any Environmental Law, Environmental Permit, any provision of the Corruption of Foreign Public Officials Act (Canada), and any provision of any Law, Order or Permit relating to national security, political contributions, corrupt activities or notification, reporting and record-keeping.

(b)           Without limiting the generality of the foregoing, neither the Company, any of its Subsidiaries, nor to the knowledge of the Company, any agent, employee or other Persons associated with or acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, used any funds of the Company or  any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, violate any provision of the Corruption of Foreign Public Officials Act (Canada), as amended, or any other applicable Law, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(c)           The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental or Regulatory Authority necessary for them to own, lease and operate their respective properties or to conduct their business consistent with past practice (collectively, the “Permits”). All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company and its Subsidiaries are in compliance with the foregoing without any conflict with the valid rights of others.

3.12         Employee Benefit Plans.

(a)           Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each Plan. A true, accurate and complete copy of each written Plan (as amended to date) have been provided to the Buyer. The Company represents that it does not have Plans which are not in written form.

(b)           All Plans are, and have been, established, registered, insured, qualified, administered, funded and invested in accordance with the terms of such Plans including the terms of the documents that support such Plans and all applicable Laws. Without limiting the generality of the foregoing, all obligations of the Company and its Subsidiaries due prior to Closing under or in respect of the Plans (whether pursuant to the terms thereof or any applicable Law) have been satisfied, and there are no outstanding defaults or violations thereunder by the Company or its Subsidiaries, and no Taxes, non-Tax related interest, penalties or fees are owing or exigible under any of the Plans. In addition, all obligations of the Company and its Subsidiaries due prior to the Closing under or in respect of the statutory benefit plans excluded from the definition of “Plans” have been satisfied and there are no outstanding defaults or violations thereunder by the Company or any of its Subsidiaries.

(c)           Each of the Plans, which purports to qualify as a particular type of plan under the Tax Act or which has or purports to have Tax-favoured treatment, meets all requirements in effect under the Tax Act for such qualification or treatment and has complied with the provisions of the Tax Act and the administrative practices of the Tax Authority applicable to that type of plan or treatment.  No event has occurred respecting any Plan which would result in the revocation of the registration of such Plan or entitle any Person (without consent of the Company) to wind up or terminate any Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such Plan.

(d)           There are no improvements, increases or changes promised to the benefits provided under the Plans nor is there any pattern of ad hoc benefit increases. None of the Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon, or will be triggered by the completion of the transactions contemplated herein. Except as set out in Section 3.12(d) of the Company Disclosure Schedule, the entering into of this Agreement or completion of the transactions contemplated herein will not result in any payment (including bonus, golden parachute, retirement or other enhanced benefit) becoming payable under any Plan. The Company and its Subsidiaries are the only participating employers of each Plan. Except as set out in Section 3.12(d) of the Company Disclosure Schedule, no independent contractor or dependent contractor is eligible to participate in any Plan.

(e)           None of the Plans is subject to any applicable pension standards legislation. There are no unfunded liabilities in respect of any Plan including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies where applicable. Except as set out in Section 3.12(e) of the Company Disclosure Schedule, none of the Plans provide benefits beyond retirement or other termination of service to current and former directors, officers, shareholders, independent contractors, dependent contractors, consultants or employees and their respective beneficiaries or dependents, other than as set out in the written employment agreements of the Company or its Subsidiaries or as required under applicable Law.

(f)           There is no Action or Proceeding (other than routine claims for payments of benefits) pending or, to the knowledge of the Company, threatened involving any Plan or its assets. None of the Company or its Subsidiaries has any knowledge of any default or violation by any other Person in respect of the Plans.

(g)           Except as set out in Section 3.12(g) of the Company Disclosure Schedule, no material changes have occurred in respect of each of the Plans since the date of its most recent financial, accounting or other report, as applicable, filed with the Tax Authority and any other applicable Governmental or Regulatory Authority (where applicable) in connection with that Plan, nor have there been any events occurring prior to the most recent financial, accounting or other report which are not disclosed in that report which could reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect) or to have materially affected the funding or financial status of that Plan. No Plan is subject to any retroactive adjustment of premiums, contributions or payments.

3.13         Employees; Labour Relations Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, letters of understanding, letters of intent or other written communication with any trade union or association or organization that may qualify as a trade union or association, and there is no unfair labour practice or labour arbitration or labour board proceedings pending with respect to the Company, or any of its Subsidiaries, or, to the knowledge of the Company, threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such an Action  or Proceeding. To the knowledge of the Company, there is no organizational effort presently underway or threatened involving any employees or contractors of the Company or any of its Subsidiaries, or any of the employees or contractors performing work for the Company and its Subsidiaries but provided by an outside employment agency or contracting agency, if any. No employee of the Company or its Subsidiaries is represented by a union in respect of his or her employment with the Company or its Subsidiaries. There has been no work stoppage, strike or other concerted action by employees of the Company.

(b)           Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, each employee, independent contractor and dependent contractor are subject to written employment agreements, contracts of engagement or service agreements, true, accurate and complete copies of which have been made available to the Buyer.  Each employee, independent contractor and dependent contractor that is not subject to a written employment agreement, contract of engagement or service agreement (as applicable) may be terminated by the Company or any of its Subsidiaries at any time with or without cause and without any severance or other Liability to the Company or any of its Subsidiaries except as required by applicable Law. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, each Person who is an independent contractor or dependent contractor of the Company or its Subsidiaries is properly classified as an independent contractor or dependent contractor, respectively, for purposes of all employment-related Laws and all Laws concerning the status of independent contractors and dependent contractors. A list setting forth the name of each employee, independent contractor, dependent contractor and consultant, together with the entity that he or she is employed by or providing services to, the Person’s position or function, date of hire, annual base salary or wage or compensation, vacation entitlement and number of days accrued (as of January 1, 2016) and any applicable variable compensation arrangements including commissions, incentive or bonus arrangements has been provided to the Buyer. Except as set out in Section 3.13(b) of the Company Disclosure Schedule and the Closing Payment Certificate, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company or any of its Subsidiaries to any of their respective current or former officers, directors, employees, contractors or consultants, and to the knowledge of the Company, except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no employee of the Company or any of its Subsidiaries has made any threat, or otherwise revealed an intent, to terminate his or her relationship with the Company or any of its Subsidiaries, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not a party to any agreement for the provision of labour from any outside agency. To the knowledge of the Company, there has been no Action or Proceeding by any employee or contractor of any such outside agency with regard to any employee or contractor assigned to work for the Company or any of its Subsidiaries, and no Action or Proceeding by any Governmental or Regulatory Authority with regard to any such employee or contractor, during the three (3) years immediately preceding the date of this Agreement. No employee is on short-term or long-term disability leave, workers’ compensation leave, parental leave or other extended absence.

(c)           There has been no Action or Proceeding during the three (3) years immediately preceding the date of this Agreement based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employee or contractor of the Company or any of its Subsidiaries, or by any employee or contractor performing work for the Company or any of its Subsidiaries, but provided by an outside employment or contracting agency, and to the knowledge of the Company there are no facts or circumstances that could reasonably be expected to give rise to such an Action or Proceeding. Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have complied in all material respects with all employment-related and contractor-related Laws, including but not limited to employment standards, labour relations, workers’ compensation, pay equity, human rights, occupational health and safety, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, human rights, accessibility, employee safety, and the Company and its Subsidiaries have not received any notice during the three (3) years immediately preceding the date of this Agreement of any claim that any of them has not complied in any material respect with any Law relating to the employment of employees or all laws related to contractors, or that it is liable for any arrearage of wages or any Tax or penalty for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, except as set forth in Section 3.13(c) of the Company Disclosure Schedule, each individual that renders services to the Company or its Subsidiaries who is classified by the Company or its Subsidiaries as an independent contractor or other non-employee status or an overtime exempt or overtime non-exempt employee is properly so classified for all purposes, including (i) Tax and Tax reporting purposes, (ii) eligibility to participate in any Plan, (iii) employment standards purposes, and (iv) requirements imposed by applicable Law relating to the wages or other compensation. There are no outstanding decisions, orders, charges, tickets, notices or settlements or pending settlements under employment-related and contractor-related Laws, including employment standards, labour relations, workers’ compensation, pay equity, human rights, occupational health and safety, that place any obligation on the Company or its Subsidiaries to do or refrain from doing any act.

(d)           The Company has furnished Buyer with true, correct and complete copies of all written employment contracts, employee policies, employee handbooks and employee manuals, as well as all Contracts with independent and dependent contractors.

(e)           To the knowledge of the Company, no officer, employee, contractor or consultant of the Company or any of its Subsidiaries is bound by, subject to or obligated under any Contract or subject to any Order or Law that would interfere with the Company’s and its Subsidiaries' business as presently conducted or as presently proposed to be conducted.

(f)           All current assessments under all workers compensation legislation in relation to the Company, its Subsidiaries and their respective contractors and subcontractors have been paid or accrued and the Company and its Subsidiaries have not been subject to any additional or penalty assessment under such legislation which has not been paid or has been notices of any audit.  Moreover, the Company’s accident cost experience is such that there are no pending nor, to the knowledge of the Company, potential penalty assessments, experience rating changes or claims which could adversely affect the Company’s or any of its Subsidiaries' premium payments or accident cost experience or result in any additional payments in connection with the Company or any of its Subsidiaries.

(g)           The Essential Employees remain employed by the Company or its Subsidiaries and have not given any notice or other indication to the Company that they are not willing or do not intend to be employed by the Company or any of their respective Subsidiaries, following the Closing.

(h)           Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, all accruals for unpaid vacation pay, premiums for employment and parental insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and Plan payments have been reflected in the Books and Records.

3.14         Real Property.

(a)           Section 3.14(a) of the Company Disclosure Schedule contains a true and correct list of each parcel of real property leased, utilized and/or operated by the Company and its Subsidiaries (as lessor or lessee or otherwise) (the “Leased Real Property”).

(b)           The Company owns no real property other than Company-owned leasehold improvements, if any, on the Leased Real Property.

(c)           Subject to the terms of its respective leases, the Company and its Subsidiaries have a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 3.14(e) below is a legal, valid and binding agreement, enforceable in accordance with its terms (in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), of the Company, its Subsidiaries, and, to the knowledge of the Company, of each other Person that is a party thereto, and there is no, and the Company and its Subsidiaries have not received notice of any, default by the Company or its Subsidiaries (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company and its Subsidiaries do not owe brokerage commissions or finder’s fees with respect to any such Leased Real Property.

(d)           All improvements on the Leased Real Property (A) to the knowledge of the Company, comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there is no condemnation or appropriation proceeding pending or, to the knowledge of the Company, threatened against any of such real property or any of the improvements thereon.

(e)           True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or its Subsidiaries, or otherwise), utilized, and/or operated (the “Lease Documents”) have been made available to Buyer. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company, its Subsidiaries and any other Person claiming an interest in the interest of the Company or any of its Subsidiaries in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.

3.15         Environmental Matters. Each of the Company and its Subsidiaries (i) has complied in all material respects with all Environmental Laws; (ii) has not received as of the date hereof any written notice of any alleged claim, complaint, violation of, or Liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, in each case, in violation of Environmental Laws; (iv) except as set forth in Section 3.15 of the Company Disclosure Schedule, has not entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company or its Subsidiaries; and (v) has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Company’s possession or control concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its Subsidiaries, conducted at the request of, or otherwise in the possession or control of the Company or any of its Subsidiaries.  There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries, such as would or would be reasonably expected to give rise to any material Liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

3.16         Tangible Personal Property.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company and its Subsidiaries are in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of their business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Audited Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice which is not material in nature or amount. All such tangible personal property (including plant, property and equipment) is free and clear of all Liens and constitute all of the tangible personal property necessary and sufficient for the conduct by the Company and its Subsidiaries of their business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

3.17         Intellectual Property.

Notwithstanding anything to the contrary, (A) the representations and warranties in this Section 3.17 shall be the sole representations and warranties of the Company with respect to matters relating to Intellectual Property and Technology and (B) the representations and warranties in Sections 3.17(l) or 3.17(m) shall be the sole representations and warranties of the Company with respect to matters relating to any infringement, misappropriation or violation of Intellectual Property of a third party.

(a)           Section 3.17(a) of the Company Disclosure Schedule contains a true and complete list of all Company Registered Intellectual Property as of the date hereof, including the following: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed or from which the registration issued, such jurisdiction, the date of filing or issuance, the names of all inventors, applicants, registrants and assignees, and the present status thereof; (ii) for each registered trademark, trade name or service mark, the application serial number or registration number, for each country, province or state in which the mark or application has been filed or from which the registration issued, such country, province or state, the date of filing or issuance, the names of all applicants, registrants and assignees, the class of goods covered, and the present status thereof; (iii) for any URL or domain name, the registration date, any renewal date and name of registry; (iv) for each registered mask work, the date of first commercial exploitation, the registration number and date of registration, for each by country, province and state; (v) for each registered copyrighted work, the number and date of registration for each by country, province and state in which a copyright application has been registered, and (vi) any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) relating to any of the Company Registered Intellectual Property.

(b)           Each item of Company Registered Intellectual Property is valid, subsisting and enforceable, provided that no representation is made as to whether patents or trademarks will be issued from applications filed or the scope thereof, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with the Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or foreign jurisdictions in accordance with applicable Law for the purposes of obtaining and maintaining such Registered Intellectual Property, and all assignments (and licenses where required) of the Company Registered Intellectual Property have been duly recorded with the appropriate Government or Regulatory Authority. Section 3.17(b) of the Company Disclosure Schedule includes a true and complete list of all material actions that must be taken with respect to Governmental or Regulatory Authorities within one hundred eighty (180) days after the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. The Company and its Subsidiaries have complied with all notice and marking requirements required by applicable Law for the Company Registered Intellectual Property. In each case in which the Company or any of its Subsidiaries have acquired sole and exclusive ownership of any Intellectual Property from any Person, the Company or the applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company or the applicable Subsidiary and, to the maximum extent required to protect the Company’s or such Subsidiary's ownership rights in and to such Intellectual Property in accordance with all applicable Laws, the Company and its Subsidiaries have recorded each such assignment of Company Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the United States Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office, or their respective equivalents in all relevant foreign jurisdictions.

(c)           The Company and its Subsidiaries have complied with the duty of candor and disclosure to the United States Patent and Trademark Office, the Canadian Intellectual Property Office, and any relevant foreign patent office and other applicable Law with respect to any patent applications filed by or on behalf of the Company and its Subsidiaries, and has made no material misrepresentation in such patent applications.  The Company is not aware of any information material to a determination of patentability regarding the patent applications not called to the attention of the United States Patent and Trademark Office, the Canadian Intellectual Property Office, or any relevant foreign patent office, including any information that would preclude the grant of a patent for such patent applications. The Company has no knowledge of any information that would preclude the Company or any of its Subsidiaries from having clear title to such patent applications and to the patents which have issued or which may issue therefrom. To the knowledge of the Company, all printed publications and patent references material to the patentability of the inventions claimed in such patent applications have been disclosed to those patent offices so requiring.

(d)           Section 3.17(d)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Licenses and other Contracts pursuant to which the Company or any of its Subsidiaries licenses or otherwise receives rights under any Licensed IP, including all Licenses and other Contracts pursuant to which each of the Company and its Subsidiaries is granted rights in any such Technology or Intellectual Property that is (A) embedded or incorporated into or distributed with any Company Product, (B) used by the Company or any of its Subsidiaries in the development or support of any Company Product, or (C) used or held for use by the Company or any of its Subsidiaries for any other purpose, but excluding any Non-Critical IP.  Section 3.17(d)(ii) of the Company Disclosure Schedule sets forth all Licenses and other Contracts pursuant to which the Company or any Subsidiary has licensed or otherwise granted any rights under any Technology or Company Intellectual Property during the period commencing on January 1, 2013 and ending on the day immediately prior to the Closing Date and in an amount equal to or greater than $50,000 paid to the Company or any Subsidiary.

(e)           The Company Intellectual Property includes all the Intellectual Property used in, or held for use in, or necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted and, except as set forth in Section 3.17(e) of the Company Disclosure Schedule, as required to permit the Company to make available for license version 7.0.0 of the Company’s Symphony software, including Intellectual Property necessary for the (i) design, development and manufacture of the Internally Developed Company Products and (ii) the distribution, marketing, use, import, license and sale of the Company Products. The Company and its Subsidiaries (i) own exclusively all right, title and interest in and to the Owned IP and Company Technology, except for non-exclusive licenses granted under End User License Agreements, in each case free and clear of any Liens; and (ii) have valid and enforceable rights under Contracts and Licenses to use all other Intellectual Property and Technology used in, or held for use in, or necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted and, except as set forth in Section 3.17(e) of the Company Disclosure Schedule, as required to permit the Company to make available for license version 7.0.0 of the Company’s Symphony software. All rights in any Intellectual Property and Technology licensed to the Company and its Subsidiaries will not cease to be valid and enforceable rights of the Company and its Subsidiaries solely by reason of the execution, delivery and performance of this Agreement, or by any ancillary agreements executed in connection with this Agreement, or the consummation of the transactions contemplated hereby or thereby.

(f)           None of the Owned IP is required to be licensed or otherwise made available to any forum, consortium, standards body, or similar entity. Each of the Company and its Subsidiaries has not made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies or other entities for a determination of essentiality to or inclusion in an industry standard or that would obligate the Company or any Subsidiary to grant licenses or other rights to, or otherwise impair its control of, any Owned IP, Company Technology, Company Products, nor, to the knowledge of the Company, has any third-party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.

(g)           Except as set out Section 3.17(g) of the Company Disclosure Schedule, (i) no Open Source Software is incorporated (either directly by the Company or any of its Subsidiaries, or indirectly, by the incorporation of third party software that itself incorporates Open Source Software) into any of the Company Products, and (ii) no Company Product is intermingled, bundled or distributed with or derived from or contains part of any Open Source Software or uses or links to any libraries or routines that constitute Open Source Software. Except as set out Section 3.17(g) of the Company Disclosure Schedule, the Company and its Subsidiaries have not used and do not use any Open Source Software that requires, as a condition of use, modification or distribution of such Open Source Software, that other software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) be redistributable at no charge or for a nominal charge.

(h)           Section 3.17(h) of the Company Disclosure Schedule lists all Licenses and other Contracts between the Company, any of its Subsidiaries and any other Person wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, any of its Subsidiaries, or such other Person of the Intellectual Property of any Person other than the Company or Subsidiaries.

(i)            Except as set out in Section 3.17(i) of the Company Disclosure Schedule, there is no License or other Contract between the Company, any of its Subsidiaries, and any other Person with respect to Company Intellectual Property under which there is any material dispute (and, to the Company’s knowledge, there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such License or Contract, or performance under such License or Contract, including with respect to any payment to be made or received by the Company or any of its Subsidiaries thereunder.

(j)            Except as set out in Section 3.17(j) of the Company Disclosure Schedule, none of the Company and its Subsidiaries is bound by, and no Company Intellectual Property or Company Technology is subject to, any agreement containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use or exploit any Company Intellectual Property or Company Technology anywhere in the world. The Company and its Subsidiaries have not transferred ownership of, or granted any exclusive license with respect to, any Owned IP or Company Technology to any other Person. Except as set out in Section 3.17(j) of the Company Disclosure Schedule, the Company and its Subsidiaries are not obligated to provide any consideration (whether financial or otherwise) or account to any third party with respect to any exercise of rights by the Company or any Subsidiary, or any of their successors, in any Owned IP, Company Technology, or Internally Developed Company Product.

(k)           To the knowledge of the Company, no Person has interfered with, violated, infringed upon, misappropriated, or otherwise misused any Owned IP, or is currently doing so.  The Company and its Subsidiaries have not brought any Action or Proceeding for infringement or violation of Owned IP. There is no Action or Proceeding pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property of any Person by the Company, any of its Subsidiaries or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Owned IP. Without limiting the foregoing, no interference, opposition, reexamination, or similar proceeding initiated by a third party is or has been pending or, to the Company’s knowledge, threatened, with respect to any Company Registered Intellectual Property.  None of the Company Registered Intellectual Property has been adjudged invalid or unenforceable in whole or part and all Company Registered Intellectual Property is valid and enforceable.

(l)            Except as set out in Section 3.17(l) of the Company Disclosure Schedule, the Company’s and its Subsidiaries' past or current use of Owned IP, Company Technology or Licensed IP (other than Non-Critical IP) does not infringe upon or misappropriate or otherwise violate the Intellectual Property Rights of any third party and the Company and its Subsidiaries have not received any notice alleging any such infringement or misappropriation. Neither the Owned IP nor the Company Technology is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Government or Regulatory Authority (other than office actions and correspondence regarding pending patent applications and trademark applications) restricting or otherwise affecting the rights of the Company or any of its Subsidiaries with respect thereto.

(m)           The operation of the business of the Company and its Subsidiaries, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the Company Products does not (and did not at any time) infringe or misappropriate the Intellectual Property rights of any Person. Without limiting the generality of the foregoing, the Company and its Subsidiaries have not made any delivery of source code in violation of the terms of any agreement between the Company and any other Person.

(n)           (i) To the knowledge of the Company, there has been no misappropriation or disclosure of any trade secrets of the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential Intellectual Property or Technology of any other person in the course of performance as an employee, independent contractor or agent of the Company or its Subsidiaries; and (iii) to the knowledge of the Company, no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of any Intellectual Property or Technology of the Company or of any of its Subsidiaries. The Company and its Subsidiaries have not disclosed any material confidential information of the Company and the Subsidiaries that is not pursuant to a confidentiality agreement. The Company and its Subsidiaries have not disclosed any third party confidential information that is protected by a confidentiality agreement in breach of that confidentiality agreement.

(o)           Except as set out in Section 3.17(o) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has a legal, valid and binding written agreement with each of its present and former employees who participated in the development, creation, conception or reduction to practice of any Owned IP or any Internally Developed Company Product, enforceable in accordance with its terms, pursuant to which each such employee has assigned, and the Company or its Subsidiaries, as applicable, has obtained exclusive ownership of, all Owned IP created by such employee in the scope of his or her provision of services for, or employment by, the Company or such Subsidiary. To the extent any Person who is not a current or former employee of the Company or any of its Subsidiaries (an “Independent Contractor”) participated in the development, creation, conception or reduction to practice of any Owned IP, the Company or its Subsidiary, as applicable, has a legal, valid and binding written agreement with such Independent Contractor with respect thereto, enforceable in accordance with its terms, by which such Independent Contractor has assigned, and the Company or such Subsidiary has obtained exclusive ownership of, all such Intellectual Property by operation of law or by valid assignment of any such rights, or and each such agreement is listed in Section 3.17(o) of the Company Disclosure Schedule.

(p)           No Owned IP, Company Technology, Company Product or, to the knowledge of the Company, Licensed IP, is subject to any Order, Action, settlement, or “march in” right that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or any of its Subsidiaries, or that may affect the validity or use of such Company Intellectual Property, Company Technology, or Company Product. No Owned IP, Company Technology, or Company Product is subject to any restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Company or any of its Subsidiaries, or any of their respective current or former directors, officers, employees, independent contractors and consultants of any funding, facilities, personnel or support from any Government or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center in the development of any Owned IP, Company Technology, or  Company Product, or (ii) to the knowledge of the Company, the involvement in, contribution to, or creation or development of any Owned IP, Company Technology, or Company Product by any current or former director, officer, or independent contractor of or consultant to the Company or any of its Subsidiaries who performed services for or held any position with any Government or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center.

(q)           Section 3.17(q) of the Company Disclosure Schedule contains a true and complete list of all Contracts pursuant to which the Company or any of its Subsidiaries has: (i) provided the right to receive (whether contingent or otherwise) Deposit Materials to a third party; or (ii); deposited or may be required to deposit Deposit Materials or other Technology in escrow so that a licensee or other Person might obtain access to it upon the occurrence of any release condition, in each case whether pursuant to an escrow arrangement or otherwise.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Deposit Materials to any other Person (other than escrow agents and their employees) who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries.  Neither the execution nor the delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement will result in the release from escrow of any Deposit Materials to any other Person who is not, as of the date of this Agreement, an employee of the Company or of any of its Subsidiaries.

(r)           The Internally Developed Company Products do not (i) contain any defect or error in design, materials or workmanship that would materially and adversely affect the use, functionality, or performance of such Company Products (taken as a whole); or (ii) contain any Harmful Code. The Company Products comply in all material respects with all applicable standards of each standards body, forum and consortium, applicable in the jurisdictions in which such Products are sold, that issues standards with respect to such Company Products and with the feature specifications and performance standards set forth in the Company Product data sheets in respect of such Company Product at the time of its sale. To the knowledge of the Company, there are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranty by the Company, its Subsidiaries, or any Company Products in connection with such standards and specifications.

(s)           Neither this Agreement nor any transaction or agreement contemplated by this Agreement, will result in or cause, with or without notice or the lapse of time or both, the granting by Buyer, its affiliates or the Company of any right or license with respect to any Company Intellectual Property to any Person pursuant to any License or other Contract to which the Company is a party.

3.18         Personal Information

(a)           The Company and each of its Subsidiaries is, and has at all times during the last three years been, in material compliance with all Privacy Requirements relating to the collection, use, retention and disclosure of Personal Information.

(b)           The Company and each of its Subsidiaries have obtained all required consents to its collection, use, retention and disclosure of the Personal Information from individuals to whom such Personal Information relates or, where such consents are obtained from a third party, the Company and each of its Subsidiaries have verified that the third party has the consent of the individual to whom the information relates to disclose the Personal Information to the Company or its applicable Subsidiaries.

(c)           The collection, use, retention and disclosure of Personal Information by the Company and each of its Subsidiaries is, and has at all times during the last three years been, within the scope of the consent provided by the individual to whom the Personal Information relates.

(d)           To the Company's knowledge, the Personal Information is accurate and complete, and the Company and each of its Subsidiaries have corrected all inaccurate Personal Information of which it has been notified by the individual to whom the Personal Information relates upon proof of such inaccuracy.

(e)           True and complete copies of all privacy policies and privacy procedures of the Company and each of its Subsidiaries currently in effect have been made available to the Buyer, and all such privacy policies and procedures comply with, and since the date of approval by the Company and each of its Subsidiaries each such company has complied, in material respects with, all Applicable Privacy Laws and all Privacy Requirements applicable to such company.

(f)

(i)            Neither the Company nor any of its Subsidiaries has received any communication from any regulator with respect to issues involving the collection, use, disclosure, retention or destruction of Personal Information by such company, including any claims of unauthorized access to or disclosure of such Personal Information;

(ii)           no complaint against the Company or any of its Subsidiaries alleging non-compliance with any Privacy Requirement has been found by any Governmental or Regulatory Authority to be well-founded, and no order or judgment has been made against the Company or any of its Subsidiaries by any Governmental or Regulatory Authority based on any finding of non-compliance with any such Privacy Requirements;

(iii)          no unresolved complaint or other proceeding against the Company or any of its Subsidiaries relating to any such alleged non-compliance is now pending by or before any Governmental or Regulatory Authority regarding Applicable Privacy Laws; and

(iv)          to the Company's knowledge, no event has occurred that could give rise to any such complaint or proceeding against the Company or any of its Subsidiaries.

(g)           The Personal Information has not been subject to any loss or unauthorized disclosure or access while under the control of the Company or any of its Subsidiaries or to the knowledge of the Company any service provider acting on behalf of the Company or any of its Subsidiaries.

(h)           Except as set out in Section 3.18(h) of the Company Disclosure Schedule, all service providers of the Company and its Subsidiaries to which the Company or any of its Subsidiaries has provided Personal Information have executed agreements pursuant to which the service providers agree to use and disclose such Personal Information only to provide services to the Company or the applicable Subsidiaries, to limit access to the Personal Information to employees and contractors who have a need to access such Personal Information in order to provide the services to the Company or the applicable Subsidiaries and who are bound by a duty of confidentiality, and to notify the Company or the applicable Subsidiary in the event of any unauthorized disclosure of or access to such Personal Information.

(i)            The completion of the Acquisition will not result in a breach or violation of any Applicable Privacy Law or Privacy Requirements by the Company or any of its Subsidiaries.

(j)            There are no Approvals required in order for the Company or any of its Subsidiaries to continue to use and disclose the Personal Information following the completion of the Acquisition in a manner consistent with such company's use and disclosure of the Personal Information immediately prior to the completion of the Acquisition.

3.19         CASL.

(a)           From and after July 1, 2014, neither the Company nor any of its Subsidiaries has received any complaint from any Person that (A) such Person has received a “commercial electronic messages”, as such term is defined in CASL (“CEMs”) sent by or on behalf of such company that the company was not permitted to send to such Person or for which the content of the CEM did not comply with CASL, or (B) that the unsubscribe mechanism contained in a CEM sent by such company was not functional or that such company failed to give effect to any unsubscribe request within ten (10) business days of receipt.

(b)           Neither the Company nor any of its Subsidiaries has received any inquiries, notices of investigation or enforcement actions with respect to its compliance with CASL from the Canadian Radio-television and Telecommunications Commission (“CRTC”), or been assessed any administrative monetary penalties by the CRTC or entered into an undertakings with the CRTC as a result of non-compliance with CASL.  No complaints have been filed with the CRTC with respect to the Company’s or any of its Subsidiaries’ compliance with CASL.

(c)           From and after January 15, 2015, neither the Company nor any of its Subsidiaries has, in the course of a commercial activity, installed or caused to be installed a computer program on any other Person’s computer system within the meaning of CASL without its consent.

3.20         Export and Import Control Laws.

(a)            Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have, at all times, conducted its export and import transactions in compliance with all applicable Export and Import Control Laws.  Without limiting the foregoing but notwithstanding Section 3.20(a):  (i) the Company and each of its Subsidiaries have obtained all export licenses, registrations and other approvals and Permits required for its exports of products, software, technical data, and technologies under applicable Export and Import Control Laws; (ii) the Company and each of its Subsidiaries is in compliance with the terms of all applicable Export and Import Approvals; (iii) neither the Company nor any of its Subsidiaries has received any written, or to the Company’s knowledge, oral communication alleging that it is not or may not be in compliance with, or has, or may have any, liability under any such applicable export licenses, registrations or other approvals, or otherwise in respect of Export and Import Control Laws; (iv) there are no pending or, to the Company’s knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries with respect to any Export and Import Control Laws; (v) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries' export or import transactions that are reasonably expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws; and (vi) the Company and each of its subsidiaries have in place adequate controls and systems, consistent with a company of its size and scope of operations, to ensure compliance with Export and Import Laws.

(b)            Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, the Company has not made any voluntary disclosure to any Governmental or Regulatory Authority with respect to possible violations of Export and Import Control Laws, and, to the Company’s knowledge, there is no circumstance or event that requires such a voluntary disclosure or voluntary self-disclosure to be made.

(c)           No approvals from Governmental or Regulatory Authority are required for the Company or any of its Subsidiaries to retain any Export and Import Approvals following the consummation of the transaction contemplated hereunder.

3.21         Warranty Obligations

(a)           Section 3.21(a) of the Company Disclosure Schedule sets forth (i) all Contracts of the Company and its Subsidiaries containing warranties and guarantees of the Company and its Subsidiaries in respect of any of the Company’s Products, which are currently in effect (the “Warranty Obligations”), and (ii) each of the Warranty Obligations which is currently subject to any claim or, to the knowledge of the Company, threatened claim.

(b)           The Company Products (taken as a whole) comply in all material respects with all Warranty Obligations, and no salesperson, employee or agent of the Company or any of its Subsidiaries is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations.

3.22         Contracts

(a)           Section 3.22(a)(1) of the Company Disclosure Schedule contains a true and complete list of each of the Contracts (as amended or supplemented) to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties is bound.  True and complete copies of all such Contracts or, if not reduced to writing, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Buyer prior to the execution of this Agreement.

(b)           Each Contract required to be disclosed in Section 3.22(a)(1) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the Company and/or its Subsidiaries, and to the knowledge of the Company, each other party thereto (in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)); the Company and each of its Subsidiaries is not, nor has it received any claim or notice that it is; and to the knowledge of the Company, no other party to such Contract is, or has received any claim or notice that it is, in violation or breach of or default under any such material provision of such Contract (or with notice or lapse of time or both, would be in violation or breach of or default of a material provision of any such Contract).

(c)           Except as disclosed in Section 3.22(c) of the Company Disclosure Schedule in, none of the Company or any of its Subsidiaries is a party to or bound by any Contract that automatically terminates or allows termination by the other party thereto upon consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

3.23         Insurance.  Section 3.23(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates of the policies, the annual premiums thereof and the period of time covered thereby) of all liability, property, directors’ and officers’ liability and other insurance policies (other than any insurance policy or program administered by a Government or Regulatory Authority and required by applicable Law) currently in effect that insure any of the business, operations, directors, officers or employees of the Company and its Subsidiaries or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and its Subsidiaries, that (a) have been issued to the Company or any of its Subsidiaries, or (b) to the knowledge of the Company, have been issued to any other Person for the benefit of the Company.  Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, the insurance coverage provided by the policies set forth in Section 3.23(a) of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.  Each policy listed in Section 3.23(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company nor a Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies.  The insurance policies listed in Section 3.23(a) of the Company Disclosure Schedule are in amounts and have coverages required by any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound.

(b)           Section 3.23(b) of the Company Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company and/or its Subsidiaries in the two years immediately preceding the date of this Agreement.  The Company and its Subsidiaries have not received notice that any insurer under any policy listed (or required to be listed) in Section 3.23(b) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

3.24         Affiliate Transactions.  Except as set forth in the Company’s Charter Documents or on Sections 3.24 or 3.13  of the Company Disclosure Schedule, (i) there is no Contract or Liability between the Company or any of its Subsidiaries, on the one hand, and (A) any current or former officer, director, shareholder or other security holder, or to the Company’s knowledge, any Affiliate or Associate of the Company, or (B) any Person who, to the Company’s knowledge, is an Associate of any such current or former officer, director, shareholder or Affiliate, on the other hand, and (ii) the Company and its Subsidiaries do not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

(b)           Each of the Contracts and Liabilities listed in Section 3.24 of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company or its Subsidiaries (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms. Any Contract listed in Section 3.24 of the Company Disclosure Schedule to which the Company or any of its Subsidiaries is a party was approved in accordance with applicable Law.

(c)           No claim for indemnification has been made by any director or officer of the Company or any of its Subsidiaries and, to the knowledge of the Company, no basis exists for any such claim for indemnification.

3.25         Brokers; Company Third Party Expenses.  Except as set forth on Section 3.25 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby based on arrangements made by or on behalf of the Company. Section  3.25 of the Company Disclosure Schedule sets forth all Contracts with respect to Company Transaction Expenses.

3.26         Banks and Brokerage Accounts.  Section 3.26 of the Company Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company and its Subsidiaries have an account or a safe deposit box or maintains a banking, custodial, trading or other similar relationship.

3.27         Powers of Attorney.  Except as set forth on Section 3.27 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of either the Company or any of its Subsidiaries in favour of any Person.

3.28         Substantial Customers and Suppliers.  Section 3.27(a) of the Company Disclosure Schedule lists the 10 largest (by sales) customers of the Company and its Subsidiaries, taken as a whole, for the 12 month period ended on the Audited Financial Statement Date. Section 3.27(b) of the Company Disclosure Schedule lists the 10 largest (by cost) suppliers of the Company and its Subsidiaries, taken as a whole, for the 12 month period ended on the Audited Financial Statement Date. To the knowledge of the Company, no such customer or supplier has ceased or materially altered its relationship with the Company or any of its Subsidiaries, or has threatened to cease or materially alter such relationship. To the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

3.29         Approvals.

(a)           Section 3.29(a) of the Company Disclosure Schedule sets forth a list of all Approvals of Governmental or Regulatory Authorities which are required to be given to or obtained by the Company and any of its Subsidiaries from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Section 3.29(b) of the Company Disclosure Schedule sets forth a list of all Approvals which are required to be given to or obtained by the Company and any of its Subsidiaries from any and all Persons other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

3.30         Grants, Incentives and Subsidies.  Section 3.30 of the Company Disclosure Schedule provides a complete list of all grants, incentives and subsidies other than: (i) the Scientific Research and Experimental Development Tax Incentive Program; or (ii) incentive or subsidies made generally available to all taxpayers which do not require substantive submissions or filings (collectively, “Grants”) from any Canadian or foreign Governmental or Regulatory Authority, granted to the Company or any of its Subsidiaries which affected (i) the Company Financials or (ii) any of the terms and conditions of which currently apply to the Company or any of its Subsidiaries.  The Company has made available to Buyer, prior to the date hereof, correct copies of all documents evidencing Grants submitted and/or received by the Company or any of its representatives in respect of the 4 years immediately preceding the date of this Agreement and of all letters of approval, and supplements thereto, granted to the Company or any of its Subsidiaries and any other applicable correspondence. Each of the Company and its Subsidiaries is in compliance with the terms and conditions of its Grants and the Laws applicable thereto and has duly fulfilled all obligations and undertakings relating thereto. Except as disclosed on Section 3.30 of the Company Disclosure Schedule, all of such Grants will be available to the Company and its Subsidiaries after the completion of the transactions contemplated hereby. The Company is not aware of any event or other set of circumstances which might lead to the revocation or modification of any of the Grants.  Except with respect to the Grants disclosed on Section 3.30 of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental or Regulatory Authority or any public or private university, college or research institution were provided to the Company or any of its Subsidiaries or used to develop or create or have contributed to, directly or indirectly and in whole or in part, any Company Intellectual Property, and such Section of the Company Disclosure Schedule describes all Contracts with respect to such matters.

3.31         Competition Act.

Neither the aggregate value of the assets in Canada owned the Company and its Subsidiaries, or the gross revenues from sales in or from Canada generated from the assets in Canada owned by the Company and its Subsidiaries, as calculated in accordance with Part IX of the Competition Act (Canada) and the regulations thereunder, exceed CAD $87 million.

3.32         Investment Canada Act. Neither the Company nor any of its Subsidiaries is engaged in a “cultural business” within the meaning of the Investment Canada Act (Canada) and the regulations thereunder.

3.33         Disclosure.  No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate or other document furnished to Buyer pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Vendors that each of the statements in this Article 4 is true, correct and complete as of the date hereof  and as of the Closing.

4.1           Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.  Buyer has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted and to own, use and lease its Assets and Properties.  Buyer is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Buyer Material Adverse Effect.

4.2           Authority Relative to this Agreement.  Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions by the board of directors of Buyer, and no other action on the part of the board of directors of Buyer is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party have been or will be, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

4.3           No Conflicts.  The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance by Buyer of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not:

(a)           Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Buyer; or

(b)           Conflict with or result in a violation or breach of any Law or Order applicable to Buyer or its Assets or Properties.

4.4           Financing Resources.  Buyer has sufficient funds available to satisfy the obligation to pay the Purchase Price and all expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE 5
RESERVED

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1           Expenses.  All fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory or other investment banking, broker, finder, consulting and all other fees and expenses of third parties, shall be the obligation of the respective party incurring such fees and expenses. The Company shall deliver to Buyer, as part of the Closing Payment Certificate, a statement setting forth all of the Company Transaction Expenses of the Company and its Subsidiaries, including a list of all the advisors or consultants to whom any such Company Transaction Expenses are payable and the amount of such Company Transaction Expenses payable to each such advisor or consultant (the “Final Expense Statement”).

6.2           Public Disclosure.  Except as required for the pursuit of the third-party consents and documents  required by Section 1.3(c), and announcements to and discussions with employees of the Company and its Subsidiaries, reasonably required in furtherance of the Acquisition and the performance of the parties’ obligations pursuant to this Agreement and the Ancillary Agreements, and except as otherwise required by Law (including federal, provincial and foreign securities Laws or the rules and regulations of any securities exchange) or financial reporting purposes, neither the Company, the Vendors, nor the Subsidiaries shall issue or cause the publication of any press release or other public announcement or disclosure to any third party of the existence or any subject matter relating to, or terms or conditions of, this Agreement unless approved by Buyer, in its sole and absolute discretion, prior to release, announcement or disclosure. The Acquisition and this Agreement will be publicly announced at a time determined by Buyer in its sole and absolute discretion; provided that Buyer and the Company will mutually agree on the text of the joint press release to announce the Acquisition and this Agreement and that Vendors shall be permitted to make public disclosure of the Acquisition as otherwise required by Law (including federal, provincial and foreign securities Laws or the rules and regulations of any securities exchange) or financial reporting purposes.

6.3           Operation of the Company.  Notwithstanding anything herein to the contrary, following the consummation of the Acquisition, Buyer shall have sole and absolute authority, without the consultation or input from the Vendors or the Holder Agent, to control and otherwise direct the operations of the Company, including the amalgamation of the Company with Buyer or any of its Affiliates.

6.4           Confidentiality; Non-compete: Non-solicitation; Non-disparagement.

(a)           The parties agree that no amount of the Purchase Price is or will be allocated to or paid in respect of the restrictive covenants set out herein.  The parties agree that the restrictive covenants set out herein are integral to this Agreement and are granted in order to protect the value of the Company Shares purchased by Buyer (including, without limitation, the goodwill inherent in the Company as of the Closing), upon the Closing of the transactions contemplated by this Agreement, each Vendor, severally and not jointly, agrees as follows:

(i)       As an owner of the Company Shares and/or an employee, officer or director of the Company or one of its Subsidiaries, such Vendor has had access to confidential information of the Company or one or more of its Subsidiaries. Each Vendor agrees that unless such Vendor first secures the written consent of an authorized representative of Buyer, such Vendor shall not use for himself, herself, itself or anyone else (other than the Company or a Subsidiary in respect of any Vendor who is an employee or consultant of the Company or a Subsidiary), and shall not disclose to others, any such information, except to the extent such use or disclosure is required by Law or order of any Governmental or Regulatory Authority (in which event each Vendor shall, to the extent practicable, inform the Company in advance of any such required disclosure, shall cooperate with the Company in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each Vendor shall use all commercially reasonable care to safeguard such confidential information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, confidential information shall not include any information that now or hereafter becomes generally known in the trade or industry by means other than disclosure after the date hereof by any Vendor.

(ii)       In consideration of the completion of the transactions contemplated herein, each of Marc Holtenhoff, Justin Schorn and Mike Janzen agrees that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Non-compete Period”), he shall not, directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, consult with, render services for, permit his, her or its name to be used or in any other manner engage in any business or enterprise which competes with the Business.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any Person, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than one percent of the capital stock of a publicly held corporation whose capital stock is traded on a national securities exchange or in the over the counter market.

(iii)       During the Non-compete Period, each of Marc Holtenhoff, Justin Schorn and Mike Janzen agrees that he shall not directly or indirectly through another entity (i) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director or employee of the Company or its Subsidiaries (collectively, the “Company Group”) to leave the employ of the Company Group; (ii) hire or employ any Person who was an officer, director or employee of the Company Group at any time during the six (6) month period immediately prior to the date of this Agreement; (iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Company Group with respect to products or services that have been provided by the Company Group, are currently being provided by the Company Group or which the Company Group is currently in the process of developing; or (iv) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group.  Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any employee of the Company or its Subsidiaries shall not be deemed to be a breach of this Section.

(iv)       Each Vendor acknowledges and agrees that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) such Vendor has consulted with (or has had the opportunity to consult with) independent legal counsel regarding his or her rights and obligations under this Section 6.4 (or has determined that such consultation is not necessary); (iii) such Vendor fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this Section 6.4 are reasonable in all respects and necessary for the protection of the Company and the other members of the Company Group and its confidential information and goodwill and that, without such protection, the Company Group customer and client relationship and competitive advantage would be materially adversely affected; (v) the agreements in this Section 6.4 are an essential inducement to Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such Vendor is party or by which it is bound; and (vi) such Vendor who is employed by the Company or its Subsidiaries, is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any Person other than the Company or its Subsidiaries. Each Vendor that is an individual further acknowledges that the restrictions contained in this Section 6.4 do not impose an undue hardship on him or her and, since he or she has general business skills which may be used in industries other than the Business, and do not deprive Vendor of his or her livelihood or business.

(v)       If at any time a court or arbitrator’s award holds that the restrictions in this Section 6.4 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The parties hereto agree that any breach of the provisions contained in this Section 6.4 will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach.  Therefore, in the event of a breach or threatened breach of any provisions of this Section 6.4 that is continuing, the Company, its successors and assigns and any third-party beneficiary to this Agreement, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by a Vendor of this Section 6.4, the Non-compete Period shall be tolled until such breach or violation has been duly cured.

(vi)       The obligations of a Vendor set forth in this Section 6.4 shall not derogate from and shall be in addition to the obligations set forth in any other confidentiality, non-compete and assignment of inventions agreement entered into by and between the Company or any of its Subsidiaries and the Vendor.

For greater certainty, nothing in this Section 6.4 shall restrict any entity that is not controlled by a Vendor.

(b)           It is the intention of the parties that the conditions of subsections 56.4(7) of the Tax Act be met such that subsection 56.4(5) of the Tax Act apply to the covenants of each Vendor under this Agreement not to provide, directly or indirectly, property or services in completion with the property or services provided or to be provided by the Buyer (or by any person related to the Buyer) in the course of carrying on the Business and that no election is required to be made under paragraph 56.4(7)(g) of the Tax Act.    However, for greater certainty, if requested by a Vendor who has granted such a covenant under this section 6.8, Buyer agrees to jointly elect with such Vendor in accordance with any applicable provision of section 56.4 of the Tax Act such that the provisions of section 56.4(2) of the Tax Act do not apply to such Vendor in respect of such covenant.

6.5           Vendor Release.

(a)           As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Company Shares and Company Options for the consideration to be paid or provided to the Company Holders in connection with such purchase, each Vendor, on behalf of itself and each of its Affiliates and Representatives, hereby releases and forever discharges Buyer, the Company and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, Subsidiaries, shareholders, directors, officers, employees, controlling persons, agents, attorneys, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions or Proceedings, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Vendor or any of its Representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from the Company or any of its Subsidiaries, whether pursuant to the Company’s or its Subsidiaries' Charter Documents, Contracts or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that: (A) such Vendor  is not releasing any rights available to such Vendor  under this Agreement or any agreement entered into by such Vendor, Buyer or Company in connection herewith; (B) if such Vendor is an employee or contractor of Company, such Vendor  is not releasing such Vendor’s rights, under any employment contract or services contract; (C) if such Vendor is an officer or director of Company, such officer or director is not releasing any D&O Claim that arises and is asserted by such Vendor in writing against Company within six (6) years after the Closing Date; and (D) such Vendor  is not releasing any claims against Buyer that are wholly unrelated to Company, Company’s Affiliates, this Agreement, or the transactions contemplated herein.

(b)           Each Vendor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action or Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(c)           In the event that any provision of this Section 6.5 (or the application of the provisions of this Section 6.5 in respect of a particular Releasee) is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 6.5 (and the application in respect of the other Releasees) will remain in full force and effect.  Any provision of this Section 6.5 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.6           Tax Matters.

(a)           Any payments made to any party pursuant to Article 8 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and the Vendors on their Tax Returns to the extent permitted by law.

(b)           The parties acknowledge that no deduction will be claimed by the Company (or any successor thereto) in respect of any payment made to a holder of Company Options in computing the parties' taxable income under the Tax Act, and the Company (or any successor thereto) shall: (i) where applicable, make and file an election in prescribed form pursuant to Subsection 110(1.1) of the Tax Act in respect of the payments made in exchange for the surrender of the Company Options, and (ii) provide evidence in writing of such election to holders of Company Options, it being understood that holders of Company Options shall be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any benefit arising from the surrender of Company Options.

6.7           Directors and Officers Liability Insurance.

Company shall, prior to the Closing, accrue for and secure a directors’ and officers’ errors and omissions insurance coverage for current and former directors and officers on a “trailing” or “run-off” basis, for no less than six years following the Closing Date, such insurance coverage and the policies thereof to be fully pre-paid by Company and included in the Company Transaction Expenses.

6.8           Termination of Shareholders Agreement.

Each of the Vendors and the Company agree, effective as of the Closing, that the Majority Shareholders Agreement and the Minority Shareholders Agreement of the Company dated February 26, 2010 will terminate and it will not have any further rights, entitlements, liabilities, or obligations pursuant to or arising directly or indirectly from such agreements.

ARTICLE 7
RESERVED

ARTICLE 8
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS; INDEMNIFICATION

8.1           Survival of Representations, Warranties, Covenants and Agreements.   The representations and warranties of the Company, the Vendors and Buyer contained in this Agreement shall survive the closing of the Acquisition and continue until 11:59 p.m. Ottawa time on the day which is eighteen (18) months after the date on which the Closing occurs (the “Expiration Date”); except for: (a) the representations and warranties of the Company set forth in Section 3.9 (Taxes), which shall survive until the date that is ninety (90) days following the last day upon which any of the relevant Tax Authority is entitled to assess or reassess the Company or any Subsidiary with respect to any Tax, for any taxation year ending on or before the Closing Date or related to the portion of any straddle period up to the Closing Date, and if any assessment or reassessment is made by the Relevant Tax Authority with respect to any such taxation year or portion of any straddle period up to the Closing Date, until such time that the relevant Tax Authority may raise claims against the Company or any of its Subsidiaries with respect to such assessment or reassessment; (b) any of the representations and warranties of the Company set forth in Section 3.17 (Intellectual Property), which shall survive until the date that is 24 months after the date on which the Closing occurs; and (c) any of the representations and warranties of the Company set forth in Sections  3.1 (Organization and Qualification), 3.2 (Authority Relative to this Agreement), 3.3 (Company Shares) and 3.4 (No Subsidiaries) (collectively, the “Fundamental Company Reps”) or the Vendors set forth in Sections 2.1 (Organization), 2.2 (Power; Authorization), 2.3 (Title to Company Shares), which shall survive until the lapse of the applicable limitation period under the Limitations Act, 2002 (Ontario); and no claim for indemnification pursuant to this Article 8 may be made after such dates.  Nothing in this Section 8.1 or any other provision of this Agreement (i) shall be construed to limit the survival of any representation or warranty of any Person other than Buyer, the Vendors and the Company set forth in any of the Ancillary Agreements, which shall survive the closing of the Acquisition and continue for the time periods set forth therein (or, if no time period is set forth therein, the applicable limitation period under the Limitations Act, 2002 (Ontario), or (ii) shall be construed to limit the survival of any covenant or agreement of the Buyer, the Vendors, the Company or any other Person contained in this Agreement or any of the Ancillary Agreements, which shall survive the closing of the Acquisition and continue for the time periods set forth therein (or, if no time period is set forth herein or therein, the applicable limitation period under the Limitations Act, 2002 (Ontario)), other than covenants and agreements of the Company, the Vendors and Buyer which by their terms are to be wholly performed prior to the Closing.

8.2           Indemnification by the Vendors.

(a)           Subject to the other terms of this Article 8, each Vendor agrees, individually and not jointly and severally, to indemnify Buyer and its Affiliates (including the Company after the Closing) and each of their respective Representatives, successors and assigns (collectively, the “Buyer Indemnitees”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnitees in respect of the entirety of any Loss which such Buyer Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with: (i) any inaccuracy or breach of any representation or warranty of such Vendor contained in Article 2; or (ii) any breach of any covenant of such Vendor contained in this Agreement.  Each Shareholder shall be responsible for one hundred percent (100%) (as opposed to such Vendor’s Pro-Rata Portion or Vendor’s Adjusted Pro-Rata Portion) of the Losses arising under this Section 8.2(a) and no other Vendor shall have any liability for the same.

(b)           Subject to the other terms of this Article 8, each Vendor agrees, severally (based on each Vendor’s Adjusted Pro-Rata Portion) and not jointly, to indemnify the Buyer Indemnitees and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnitees in respect of the entirety of any Loss which such Buyer Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with: (i) any inaccuracy or breach of any representation or warranty of the Company contained in Article 3, other than the Key Company Reps or the Fundamental Company Reps; or (ii) any Company Transaction Expenses not set out in the Closing Payment Certificate.

(c)           Subject to the other terms of this Article 8, each Vendor agrees, severally (based on each Vendor’s Adjusted Pro-Rata Portion) and not jointly, to indemnify the Buyer Indemnitees and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnitees in respect of the entirety of any Loss which such Buyer Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with any inaccuracy or breach of any representation or warranty of the Company contained in Sections 3.9 (Taxes) or 3.17 (Intellectual Property) (the “Key Company Reps”).

(d)           Subject to the other terms of this Article 8, each Vendor agrees, severally (based on each Vendor’s Pro-Rata Portion) and not jointly, to indemnify the Buyer Indemnitees and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnitees in respect of the entirety of any Loss which such Buyer Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with any inaccuracy or breach of any Fundamental Company Reps.

8.3           Indemnification by the Buyer.

Subject to the other terms of this Article 8, Buyer shall indemnify Vendor and its Affiliates (excluding Company and the Company Subsidiaries) and each of their respective Representatives, successors and assigns (collectively, the “Vendor Indemnitees”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnitees in respect of the entirety of any Loss which such Vendor Indemnitee suffers, sustains or becomes subject to, either directly or indirectly, as a result of, arising out of, relating to or in connection with i) any inaccuracy or breach of any representation or warranty of Buyer contained in  ARTICLE 4; or ii) any breach of any covenant of Buyer contained in this Agreement.

8.4           Limitations and other Provisions

(a)           Threshold. No amount shall be payable to a Buyer Indemnitee in satisfaction of any claim for indemnification pursuant to Sections 8.2(b), 8.2(c) or 8.2(d) unless and until the aggregate Losses paid, incurred, sustained or accrued (or anticipated to be paid, incurred, sustained or accrued) equal or exceed One Hundred and Seventy Five Thousand Canadian Dollars (CAD$175,000) (the “Threshold”), at which time the Vendors shall indemnify the Buyer Indemnitees on the terms set out herein (including, for greater certainty, the limitations set out in Section 8.4(b)), for the full amount of all Losses from and including the first dollar of all such Losses; provided that the Threshold shall not apply to any Third Party Claim in respect of the Company’s failure to comply with CASL on or before the Closing Date

(b)           Maximum Amount of Indemnification.

(i)            The aggregate amount of Losses in respect of all indemnification claims under Section 8.2(b)(i) for which the Buyer Indemnitees can recover from a Vendor shall not exceed such Vendor’s Adjusted Pro-Rata Portion of One Million One Hundred Thousand Canadian Dollars (CAD$1,100,000).

(ii)           The aggregate amount of Losses in respect of all indemnification claims under Section 8.2(c) for which the Buyer Indemnitees can recover from a Vendor shall not exceed such Vendor’s Adjusted Pro-Rata Portion of Four Million Canadian Dollars (CAD$4,000,000).

(iii)           The aggregate amount of Losses in respect of all indemnification claims under Section 8.2(a), Section 8.2(b)(ii), Section 8.2(d) or in respect of an inaccuracy or breach of a representation that constitutes Fraud for which the Buyer Indemnified Parties can recover from each Vendor shall not exceed the aggregate portion of the Purchase Price actually received by such Vendor pursuant to this Agreement; provided that this limitation shall be cumulative with Section 8.4(b)(i) and Section 8.4(b)(ii) such that the aggregate amount of Losses in respect of all indemnification claims for which the Buyer Indemnitees can recover from a Vendor shall not exceed the aggregate portion of the Purchase Price actually received by such Vendor pursuant to this Agreement (for greater certainty, net of any indemnification claims, Retention Escrow Amount or Earnout Escrow Amount previously received by the Buyer).

(c)           For purposes of clarity, nothing in this Section 8.4 shall limit Buyer’s right to seek equitable relief (including an injunction) to enforce its obligations under this Agreement.

(d)           Notwithstanding anything in this Article 8 to the contrary, in the event of any breach of a representation or warranty by any party hereto that constitutes Fraud then (A) such representation or warranty will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the applicable limitation period under the Limitations Act, 2002 (Ontario) without regard to any survival period set forth in Section 8.1 and (B) the limitations set forth in Section 8.4(a) shall not apply to any Loss that any Buyer Indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

(e)           Buyer and Vendors are entering into the provisions of this ARTICLE 8 as agent on behalf of the other Buyer Indemnitees and Vendor Indemnities, as applicable, and shall hold the benefits of the provisions of this Article in trust for such other Indemnified Party because (and notwithstanding that) such Indemnified Parties are not parties hereto.

(f)            Each Vendor waives, and acknowledges and agrees that such party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which such indemnitor may become subject under or in connection with this Agreement or any other agreement or document delivered to Buyer in connection with this Agreement other than pursuant to the terms of this Agreement.

(g)           Sole and Exclusive Recourse. The rights of indemnification, compensation and reimbursement set forth in Section 8.2 and 8.3 shall be the sole and exclusive remedy of the Indemnified Parties (including pursuant to any statutory provision, tort or common law) with respect to any Losses or any other available remedy directly or indirectly relating to the subject matter of this Agreement.

(h)           Insurance. Any insurance proceeds actually received by an Indemnified Party under any insurance policy in connection with a Loss, net of any deductibles and any other costs or expenses incurred in connection with securing or obtaining such insurance proceeds, shall be taken into account in calculating the amount of the Loss.  Notwithstanding the foregoing, nothing in this Article 8 (including Section 8.4(l)) shall be construed as creating an obligation on any of the Buyer Indemnitees to make any claim for insurance in respect of any matter contemplated herein.

(i)            One Recovery. An Indemnified Party shall not be entitled to double recovery for any Loss even though such Loss may have resulted from the breach of one or more representations, warranties or covenants in this Agreement.

(j)            Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that no Indemnified Party shall be entitled to claim as a Loss any punitive damages except to the extent such punitive damages are awarded to a third party in connection with a Third Party Claim.

(k)           Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of the Losses related thereto have been paid by an Indemnifying Party, the Indemnified Party shall promptly remit to the Holder Agent for distribution to such Vendor(s) the amount recovered from such third party, up to the maximum amount paid by the Indemnifying Party on account of such Loss.

(l)            Duty to Mitigate.  Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of an Indemnified Party to mitigate any damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant of the Indemnifying Party or the Company under this Agreement.

(m)          Limitations Cumulative. Each limitation set forth herein may be read and construed together, and is not exclusive of any other limitation set forth herein.

(n)          The parties acknowledge and agree that certain representations and warranties contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, are qualified by references to materiality or material respects, or by matters having or not having a Material Adverse Effect. For purposes of determining the amount of any Loss in this Agreement, such materiality qualifiers shall be ignored and the representations and warranties shall be construed without regard to any such materiality qualifiers therein contained.

8.5           Escrow Provisions.

(a)           Establishment of the Escrow Fund.  At Closing, the Escrow Amount will be deposited with the Escrow Agent to be governed by the terms set forth in this Agreement and the Escrow Agreement. The portion of the Escrow Amount deemed contributed on behalf of each Vendor shall be determined pursuant to Section 1.1(c).  The fees and expenses of the Escrow Agent shall be borne equally by the Buyer, on the one hand, and Vendors, on the other.

(b)           Recourse to the Indemnification Escrow Amount.  The Indemnification Escrow Amount in the Escrow Fund shall be available to compensate the Buyer Indemnitees for any and all Losses (whether or not involving a Third Party Claim) for which indemnification pursuant to Section 8.2(b) is sought by Buyer Indemnitees.  Subject to Section 8.4(c), the Indemnification Escrow Amount shall be the Buyer Indemnitees sole recourse against the Vendors for any and all Losses for indemnification pursuant to Section 8.2(b).

(c)           Escrow Period; Distribution of Escrow Fund upon Termination of Indemnification Escrow Period.

(i)           Subject to the following requirements, the Indemnification Escrow Amount shall be deposited in the Escrow Fund immediately following the Closing and shall be released therefrom at 11:59 p.m. Ottawa time on the Expiration Date (the period of time from the Closing through and including the Expiration Date is referred to herein as the “Indemnification Escrow Period”); and any portion of the Indemnification Escrow Amount thereafter remaining in the Escrow Fund, if any, shall be distributed as set forth in the last sentence of this paragraph; provided, however, that the Indemnification Escrow Period shall not terminate with respect to such amount of cash as may be necessary in the good faith judgment of Buyer to satisfy any unsatisfied indemnification claims concerning facts and circumstances existing prior to the termination of the Indemnification Escrow Period which claims are specified in a Dispute Notice delivered to the Holder Agent and the Escrow Agent on or prior to termination of the Indemnification Escrow Period. As soon as all such claims, if any, have been resolved, the Escrow Agent shall deliver to the Holder Agent (on behalf of the Vendors in accordance with their Adjusted Pro-Rata Portion), the remaining portion of the Indemnification Escrow Amount in the Escrow Fund not required to satisfy such claims.

(ii)           The Retention Escrow Amount shall be distributed as follows:

(A)           Five Hundred and Fifty Thousand Canadian Dollars (CAD$550,000) of the Retention Escrow Amount shall be distributed to the Holder Agent (on behalf of the Vendors in accordance with their Adjusted Pro-Rata Portion) on May 1, 2017, unless Marc Holtenhoff has resigned as an employee of the Company on or before May 1, 2017, in which case such amount shall be distributed to the Buyer; and

(B)           Five Hundred and Fifty Thousand Canadian Dollars (CAD$550,000) of the Retention Escrow Amount shall be distributed to the Holder Agent (on behalf of the Vendors in accordance with their Adjusted Pro-Rata Portion) on May 1, 2017, unless Justin Schorn has resigned as an employee of the Company on or before May 1, 2017, in which case such amount shall be distributed to the Buyer.

(iii)           The Earnout Escrow Amount shall be distributed as set out in Schedule 8.5(c)(iii).

(iv)           Each Vendor agrees that any Escrow Amount released to such Vendor shall be advanced net of such Vendor’s Adjusted Pro-Rata Portion of the amount payable to RBC Royal Bank in respect thereof pursuant to the engagement letter agreement between RBC Royal Bank Mid-Market Mergers & Acquisitions and the Company dated March 16, 2015 and each Vendor hereby irrevocably authorizes and directs the Holder Agent to pay such amount to RBC Royal Bank or as it may direct.

8.6           Distribution of the Retention Escrow Amount and Earnout Escrow Amount

The distribution of the Retention Escrow Amount and the Earnout Escrow Amount shall not be subject to any setoff or deduction of any nature whatsoever except as specified in Section 8.5(c)(ii) or Schedule 8.5(c)(iii).  In the event that any of the Retention Escrow Amount or the Earnout Escrow amount is distributed to the Buyer, the Purchase Price shall be adjusted accordingly.

8.7           Escrow Agreement

The Escrow Agreement shall contain, among other things, the duties and responsibilities of the Escrow Agent, the terms and provisions related to how indemnification claims are to be made against the Indemnification Escrow Fund, how the Holder Agent can object to such indemnification claims, how any objections or disputes are to be resolved and procedures for making any indemnification payments.

8.8           Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party is obligated to indemnify an Indemnified Party under this Agreement, the Indemnified Party will promptly give written notice (an “Indemnity Notice”) of its claim or potential claim for indemnification to the Indemnifying Party. An Indemnity Notice must specify with reasonable particularity (to the extent that the information is available): (i) the factual basis for the indemnity claim; and (ii) the amount of the indemnity claim, if known.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced thereby.

8.9           Procedure for Third Party Claims.

The following provisions shall apply to any claim subject to indemnification that is filed or instituted by, or the making of any claim, demand, Action or Proceeding by, any third party, including any Governmental or Regulatory Authority (a “Third Party Claim”), except for any claim in respect of Taxes, which shall be governed by Section 8.10:

(a)           Notice and Defence. Subject to subsection (c) below, the Indemnifying Party (or the Holder Agent, on behalf of the Vendors in respect of an indemnification claim pursuant to Sections 8.2(b), 8.2(c) or 8.2(d)) may undertake the defence of the Third Party Claim provided that prior to assuming control of such defence, the Indemnifying Party must acknowledge that it would have an indemnity obligation for all Losses (subject to the limitations set out in this Agreement) with respect to such Third Party Claim. So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party shall not settle the Third Party Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any the Third Party Claim, and shall in other respects give reasonable cooperation in such defence.

(b)           Failure to Defend. If the Indemnifying Party, within 15 days after receipt of a notice of the Third Party Claim, fails to agree in writing to assume the defence of the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defence, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defence, compromise, settlement or consent to judgment; provided that such compromise, settlement or consent to judgment shall not be binding on or imply any admission by the Indemnifying Party for purposes of establishing any entitlement to indemnification pursuant to this Agreement or in determining the amount of any Losses.

(c)           Indemnified Party’s Rights. Notwithstanding anything to the contrary in this Article 8, iii) if: (I) there is a reasonable probability that the Third Party Claim may materially and adversely affect the Indemnified Party other than the payment of money damages in resolution of the Third Party Claim; or (II) if the amount claimed by the third party  in respect of the Third Party Claim exceeds the then remaining applicable maximum indemnification amount set out in Section 8.4(b), then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim, iv) no Indemnifying Party shall be bound by any compromise or settlement of any Third Party Claim (including if such defence, compromise, settlement or otherwise is undertaken in accordance with subsection (i) of this subsection) by an Indemnified Party other than with the Indemnifying Party’s prior consent, and (e) to the extent an Indemnifying Party assumes the defence of a Third Party Claim hereunder, the Indemnifying Party shall not, without the written prior consent of the Indemnified Party, settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the Third Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of the Third Party Claim and involves the settlement or compromise of such Third Party Claim in an amount that does not exceed the Threshold.

8.10         Tax Proceedings.

The following provisions apply to any audit, examination, investigation, and other proceeding with respect to any Tax Return of the Company and the Subsidiaries:

(a)           Subject to the following paragraph, the Buyer shall have the sole right to control, defend, settle, compromise, or prosecute in any manner an audit, examination, investigation, and other proceeding with respect to any Tax Return of the of the Company and the Subsidiaries.  The Buyer shall keep the Holder’s Agent duly informed of any proceedings in connection with any matter for which the Buyer may have a right to indemnification with respect to Taxes or Tax issues and promptly provide the Holder’s Agent with copies of all correspondence and documents relating to those proceedings. The Vendors and the Holder’s will use commercially reasonable efforts to make available to the Buyer any reasonable assistance in evaluating and defending any proceeding with respect to this Section and all documents, records and other materials in the possession or control of that party required for use in the negotiation, defence or settlement of such proceeding.

(b)           The Vendors may at any time by written notice to the Buyer elect to control, defend, settle, compromise or prosecute in any manner an audit, examination, investigation, or other proceeding with respect to Taxes or Tax issues related to any matter in respect of which the Buyer may have a right of indemnification pursuant to this Section, provided that:

(i)       the Vendors shall deliver to the Buyer a written agreement that the Buyer is entitled to indemnification for all Losses arising out of that audit, examination or other proceeding and that the Vendors shall be liable for the entire amount of those Losses (subject to the limitations set out in this Agreement); and

(ii)       the Vendors may not, without the written consent of the Buyer, settle or compromise Taxes or Tax issues related to any matter which may affect Tax liabilities of the Buyer, the Company and the Subsidiaries for a Tax period that is not a Pre-Closing Period.

(c)           The Buyer, Company and the Subsidiaries, as applicable, shall execute or cause to be executed such documents or take such action as reasonably requested by the Vendors to enable the Vendors to take any action they deem appropriate with respect to any proceedings in respect of which the Vendors have contest rights under this Agreement;

(d)           The Vendors and the Holder's Agent shall keep the Buyer duly informed of any proceedings in connection with any matter which may affect the Taxes payable by the Buyer, Company and the Subsidiaries. The Buyer shall be promptly provided with copies of all correspondence and documents relating to those proceedings and may, at its option and its own expense, participate in those proceedings through counsel of its choice; and

(e)           In the event of a conflict between the provisions of Section 8.8 and Section 8.9, the provisions of this Section shall prevail.

ARTICLE 9
RESERVED

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1         Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Buyer or, after the Closing, the Company to:
Senstar Corporation 119 John Cavanaugh Drive Ottawa, ON, K0A 1L0, Canada Facsimile No.: +1 613 839 5830 Attn: President and CEO
and
Magal Security Systems Ltd. 17 Altalef St. Yehud-Monoson, Israel 5610001 Facsimile No.: +972 3 5366245 Attn: Doron Kerbel, V.P. and General Counsel

with a copy (which shall not constitute notice) to:
Naschitz Brandes, Amir & Co. 5 Tuval St. Tel Aviv, Israel 6789717 Facsimile No.: +972 3 6235106 Attn: Sharon Amir and Idan Lidor
If to the Vendors, the Holder Agent or, prior to the Closing, the Company to:
Aimetis Corp. 500 Weber Street North Waterloo, Ontario, Canada N2L 4E9 Attn: President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Marc Holtenhoff 27 Ardagh Street Toronto, Ontario, Canada M6S1Y2 - and - Gowling WLG (Canada) Suite 1020 – 50 Queen St. North, Kitchener, ON, Canada Facsimile No.: 519-571-5041 Attn: Sean Gomes

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile or telephonic confirmation of successful completion of transmission, and (c) if delivered by overnight courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first Business Day following the date deposited with such overnight courier with the requisite payment and instructions to effect delivery on the next Business Day or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

10.2         Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and Vendor Disclosure Schedules and the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the confidentiality provisions of the Letter of Intent, which shall continue in full force and effect and shall survive any termination of this Agreement in accordance with their terms.

10.3         Further Assurances; Post-Closing Cooperation.  At any time or from time to time after the Closing, the parties shall, at the expense of the requesting party, execute and deliver to each other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other parties to fulfill their respective obligations under this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, the rights of the various parties and their obligations to provide information as set forth in Section 8.4(e) shall be controlled by that section of the Agreement.

10.4         Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of Buyer, the Vendors and the Company and, with respect to Section 10.12 only, the Holder Agent, and its respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person (including any shareholders, optionholders or employees of Buyer or other holders of Equity Equivalents of Buyer).

10.5         No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by the Company or the Vendors without the prior written consent of Buyer and any attempt to do so shall be void.  Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.  Notwithstanding anything herein to the contrary, and for all purposes of this Agreement and the Acquisition, the Vendors, the Company and Buyer agree that Buyer shall be entitled to assign its rights, duties and obligations hereunder, including Buyer’s obligation to purchase the Company Shares, to any one or more Subsidiaries or Affiliates of Buyer, provided that no such assignment shall relieve Buyer of its duties and obligations under this Agreement.

10.6         Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.7         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.8         Governing Law.  This Agreement, the Ancillary Agreements and closing documents hereunder shall be governed by and construed in accordance with the domestic laws of the Province of Ontario, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the laws of the Province of Ontario.

10.9         Arbitration.

The parties hereto understand and agree that if the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Disputes”), arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding arbitration by a sole impartial third party arbitrator (the “Arbitrator”) in accordance with the Arbitration Act, 1991 (Ontario) pursuant to the following procedures:

(a)       section 7(2) of the Arbitration Act will not apply to the arbitration of a Dispute;

(b)       any party may send the other party or parties written notice identifying the matter in dispute and invoking the procedures of this Section 10.9 (the “Dispute Notice”); provided that any Disputes initiated by any Vendor shall be submitted via the Holder Agent. Within thirty (30) days from delivery of the Dispute Notice, each party involved in the dispute (the “Arbitration Parties”) shall meet at a mutually agreed location in Toronto, Ontario, Canada, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon an Arbitrator;

(c)       if the Arbitration Parties cannot agree on the appointment, the Arbitrator will be appointed by a judge of the Superior Court of Justice of Ontario on the application of any Arbitration Party on notice to all the other Arbitration Parties. No individual will be appointed as Arbitrator unless he or she agrees in writing to be bound by the provisions of this Section;

(d)       the law of Ontario will apply to the substance of all Disputes;

(e)       the arbitration will take place in the City of Toronto unless otherwise agreed in writing by the Arbitration Parties;

(f)       the Arbitrator, after giving the Arbitration Parties an opportunity to be heard, will determine the procedures for the arbitration of the Dispute, provided that those procedures will include an opportunity for written submissions and responses to written submissions by or on behalf of all the Arbitration Parties, and may also include an opportunity for exchange of oral argument and any other procedures as the Arbitrator considers appropriate. However, if the Arbitration Parties agree on a code of procedures or on specific matters of procedure, that agreement will be binding on the Arbitrator;

(g)       the language to be used in the arbitration will be English;

(h)       the Arbitrator will have the right to determine all questions of law and jurisdiction, including questions as to whether a Dispute is arbitrable, and will have the right to grant legal and equitable relief including injunctive relief and the right to grant permanent and interim injunctive relief, and final and interim damages awards. The Arbitrator will apportion the costs of the arbitration, including the reasonable fees and disbursements of the Arbitrator and the legal costs and disbursements of the parties, between or among the parties in any manner that the Arbitrator considers reasonable, giving regard to the relative success of a Party. In determining the allocation of these costs, the Arbitrators will invite submissions as to costs and may consider, among other things, any offer of settlement made by any Party during the course of the arbitration;

(i)       the parties intend, and will take all reasonable action necessary or desirable to ensure, that there be a speedy resolution to any Dispute, and the Arbitrator will conduct the arbitration of the Dispute with a view to making a determination and order as soon as possible;

(j)       the parties desire that any arbitration should be conducted in strict confidence and that there will be no disclosure to any Person of the existence, or any aspect, of a Dispute except as is necessary for the resolution of the Dispute. Any proceedings before the Arbitrator will be attended only by those Persons whose presence, in the opinion of any Arbitration Party or the Arbitrator, is reasonably necessary for the resolution of the Dispute. All matters relating to, all evidence presented to, all submissions made in the course of, and all documents produced in accordance with, an arbitration under this Section 10.9 as well as any arbitral award, will be kept confidential and will not be disclosed to any Person without the prior written consent of all the Arbitration Parties, except as required in connection with an application by any of those parties under Section 46 or Section 50 of the Arbitration Act, by applicable laws, or by an order of an Arbitrator;

(k)       Subject to Section 44 of the Arbitration Act, the Arbitrator’s determination of a Dispute will be final and binding and there will be no appeal of that determination on any ground.

10.10       Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or by electronic mail in Portable Document Format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11       Specific Performance.  Notwithstanding Section 10.9(h), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.12       Holder Agent of the Company Holders; Power of Attorney.

(a)           Each Vendor irrevocably constitutes and appoints Marc Holtenhoff, Phil Reddon and Justin Schorn as the “Holder Committee” and Marc Holtenhoff as the “Holder Agent” and such Vendor’s agent and the true and lawful attorney-in-fact and agent and authorizes him acting for such Vendor and in such Vendor’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, as fully to all intents and purposes as such Vendor might or could do in person, including to:

(i)            take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Vendors) and make any and all determinations which may be required or permitted in connection with the post-closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;

(ii)           give and receive notices and communications thereunder;

(iii)           negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Buyer and any other Buyer Indemnitee arising out of or in respect of this Agreement or the Ancillary Agreements;

(iv)           authorize release of amounts from the Indemnification Escrow Fund in satisfaction of claims made by the Buyer Indemnitees thereunder;

(v)           enter into the Escrow Agreement and act pursuant thereto;

(vi)          enter into any waiver or amendment of the Escrow Agreement or this Agreement after the Closing;

(vii)         receive all notices under this Agreement and the Ancillary Agreements;

(viii)        retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses (on behalf of the Vendors), in connection with all matters and things set forth or necessary with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and

(b)           make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing, in the name, place and stead of the Vendor for purposes of executing any documents and taking any actions that the Holders’ Agent may, in [his][her][its] sole discretion, determine to be necessary, desirable or appropriate in connection with any of the foregoing matters, including in connection with any claim for indemnification.  The Holder Agent hereby accepts the appointment hereunder.

(c)           Any decisions made or actions taken by the Holder Agent shall be made or taken on a majority decision basis of the Holder Committee; provided that the Buyer shall be permitted to assume, and shall not be responsible to determine, nor shall it be required to investigate, the authority, genuineness or validity of any action, document, direction, notice, request, waiver, consent, receipt, election or declaration delivered to it by the Holder Agent.

(d)           Each Vendor hereby irrevocably agrees that the Holder Agent Reserve shall be (i) retained by the Holder Agent and held with legal counsel, in trust; (ii) available for use by the Holder Agent in connection with the satisfaction of any Liability or expense that may be required, incurred or paid by the Holder Agent arising out of or in connection with the acceptance or administration of the Holder Agent’s duties (including, without limitation, any legal expenses incurred in respect of an indemnification claim or Third Party Claim; and (iii) disbursed, less any amounts used pursuant to (ii) above, by the Holder Agent to the Vendors in accordance with their Adjusted Pro-Rata Portion at such time as the Holder Committee may determine, in their sole discretion.

(e)           Each of the Vendors acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Holder Agent of any waiver, amendment, agreement, opinion, certificate or other document executed by the Holder Agent, such Vendor shall be bound by such documents as fully as if such Vendor had executed and delivered such documents.

(f)           Upon the death, disability, incapacity or resignation of the initial Holder Agent or any Holder Committee member appointed pursuant to Section 10.12(a) or if the Holder Agent or a Holder Committee member otherwise becomes unable to fulfill his responsibilities hereunder, each of the Vendors acknowledges and agrees that such Person as is appointed by the Vendors who held a majority of the outstanding Company Shares (immediately prior to the Closing on an as-if-converted basis); provided that no change in the Holder Agent shall be effective prior to the delivery to Buyer of written notice thereof from the Vendors who held a majority of the Company Shares immediately prior to the Closing on an as-if-converted basis.  The Holder Agent or a Holder Committee member may resign at any time; provided that he must provide the Vendors who held a majority of the Company Shares immediately prior to Closing (on an as-if-converted basis) fifteen (15) days’ prior written notice of such decision to resign. The Holder Agent and Holder Committee members shall not receive compensation from Buyer for service in such capacity.

(g)           Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Holder Agent in connection herewith shall be absolutely and irrevocably binding upon the Vendors as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and the Escrow Agent and Buyer may rely upon such action, exercise of right, power, or authority or such decision or determination of the Holder Agent as the action, exercise, right, power, or authority, or decision or determination of such Person, and no Vendor shall have the right to object, dissent, protest or otherwise contest the same.  Buyer is hereby relieved from any liability to any Person for any acts done by the Holder Agent and any acts done by Buyer in accordance with any decision, act, consent or instruction of the Holder Agent.

(h)           Each of the Vendors hereby grants to the Holder Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Vendor (in the name of any or all of the Vendors or otherwise) any and all documents that the Holder Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Holder Agent may, in the Holder Agent’s sole discretion, determine to be appropriate, in performing the Holder Agent’s duties as contemplated by this Section 10.12  Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Buyer Indemnitee shall be entitled to deal exclusively with the Holder Agent on all matters referred to in this Section 10.12 or otherwise in this Agreement, other than any claim or dispute with a specific Vendor concerning only a breach of representations, warranties or covenants by that specific Vendor; and (ii) each Buyer Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Vendor by the Holder Agent, and on any other action taken or purported to be taken on behalf of any shareholder by the Holder Agent, as fully binding upon such Vendor.

(i)           Each of the Vendors recognizes and intends that the power of attorney granted in this Section 10.12:  (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Holders Agent; and (iii) shall survive the death or incapacity of such Vendor.

(j)           Each Vendor shall, severally and not jointly, based on such Vendor’s Pro-Rata Portion, indemnify, defend and hold the Holder Agent and the Holder Committee harmless from and against any loss, damage, Tax, Liability and expense that may be incurred or paid by the Holder Agent arising out of or in connection with the acceptance or administration of the Holder Agent’s duties (except as caused by the Holder Agent’s gross negligence or willful misconduct), including the legal costs and expenses of defending any Third Party Claim, indemnification claim or the Holder Agent or Holder Committee against any claim or Liability in connection with the performance of the Holder Agent’s duties hereunder. The Holder Agent shall be entitled, but not limited, to such indemnification from the Holder Agent Reserve and the Indemnification Escrow Amount deposited in the Escrow Fund prior to any distribution thereof to the Vendors, but, in respect of the Indemnification Escrow Amount, only after the Indemnification Escrow Period (as the same may be extended) has terminated, all claims by the Buyer Indemnitees have been resolved and all distributions, if any, to the Buyer Indemnitees from the Indemnification Escrow Amount have been made.

ARTICLE 11
DEFINITIONS AND CONSTRUCTION

11.1         Definitions.  As used in this Agreement, the following defined terms shall have the meanings indicated below (with correlative meanings for the singular or plural forms thereof):

Term	Section

Acquisition	Preamble
Agreement	Preamble
Arbitrator	10.9
Buyer Indemnitees	8.2(a)
Buyer	Preamble
Capitalization Table	3.3(c)
Closing	1.3
Closing Date	1.3
Closing Payment Certificate	1.2(a)
Common Share Vendor	1.1(b)
Company	Preamble
Company Disclosure Schedule	Article 3
Company Group	6.4
Dispute	10.9
Dispute Notice	10.9
Expiration Date	8.1
Final Expense Statement	6.1
Fundamental Company Reps	8.1
Grant Date	3.3(b)
Grants	3.30
Holder Agent	10.12(a)
Holder Committee	10.12(a)
Independent Contractor	3.17(o)
Key Company Reps	8.2(c)
Lease Documents	3.14(e)
Leased Real Property	3.14(a)
Non-compete Period	6.4
Permit	3.11(c)
Preferred Share Vendor	1.1(a)
Purchase Price	1.2(b)
Releasee	6.5(a)
Third Party Claim	8.5
Vendor	Preamble
Vendor Disclosure Schedule	Article 2

“Action or Proceeding” means any action, suit claim, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Adjusted Pro-Rata Portion” means the percentage set forth opposite a Vendor’s name under the heading “Adjusted Pro-Rata Portion” in the Closing Payment Certificate.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Ancillary Agreements” means the Escrow Agreement and the Option Cancellation Agreements.

“Applicable Privacy Laws” means (i) the Personal Information Protection and Electronic Documents Act (Canada), as applicable, and (ii) any applicable Canadian provincial laws or foreign laws that regulate the collection, use and disclosure of information about an identifiable individual, and includes all policies and guidelines of any federal or provincial privacy commissioner.

 “Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Audited Financial Statement Date” means December 31, 2015.

“2014 Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2014 and the related audited statements of statement of loss and deficit and cash flows for the fiscal year then ended, together with the notes thereto.

"2015 Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal year ended December 31, 2015 and the related audited statements of income, cash flows and changes in shareholders' equity for the fiscal year then ended, together with the notes thereto.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, share registers, Contracts, Licenses, customer lists, personnel and employment records, employee data and plan records of Plans, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

“Buyer Material Adverse Effect” means a change, effect, event, occurrence or circumstance that is materially adverse to Buyer’s ability to consummate the transactions contemplated by this Agreement.

“Business” means the business of the Company, being the licensing and sale of video management and analytics software, and related hardware products, for the surveillance industry.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person or any of its Subsidiaries is a party, (b) any sale, dividend, split or other disposition of any shares or other Equity Interests of such Person or any of its Subsidiaries (except for the exercise of any options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving such Person or any of its Subsidiaries, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person or any of its Subsidiaries (including by way of exclusive license or joint venture formation), (e)  any sale, dividend or other disposition of any of the Assets and Properties of such Person or any of its Subsidiaries (including by way of exclusive license or joint venture formation) outside the ordinary course of business, or (f) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person or any of its Subsidiaries, with respect to any of the foregoing.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in Ottawa, Ontario, Canada are generally open for business.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company and its Subsidiaries taken as a whole.

“Charter Documents” means (i) the Company’s and (ii) each of its Subsidiaries' articles of incorporation, by-laws, shareholders agreements (and correspondence documentation under any applicable legislation), as originally in effect and as amended in accordance with the provisions thereof, that have been provided to Buyer.

“Common Per Share Amount” means the price payable by Buyer per Company Common Share as set forth in the Closing Payment Certificate.

“Company Common Shares” mean common shares of the Company as currently constituted.

“Company Financials” means the 2014 Audited Financial Statements and 2015 Audited Financial Statements.

“Company Holder” means any Person who was a holder of Company Shares or who was an Optionholder immediately prior to the Closing.

“Company Intellectual Property” means (a) Owned IP or (b) Licensed IP.

“Company Material Adverse Effect” means a change, effect, event, occurrence or circumstance, whether known or unknown, that is, or is reasonably likely to be, materially adverse to the business, condition (financial or other), operations, results of operations, Assets and Properties or Liabilities of the Company and its Subsidiaries (taken as a whole); excluding, in each case, any change, effect, event, occurrence or circumstance that results from (a) (i) the global economy, or (ii) the industry in which the Company and its Subsidiaries operate, (b) the negotiation, execution or the announcement of, or the consummation of, the transactions contemplated by, or the performance of obligations under, this Agreement or the other agreements contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, partners, lenders, investors or employees, (c) any changes in applicable Law or the interpretation, application or non-application of any Laws, or accounting principles, practices or policies that the Company is required to adopt, or the enforcement or interpretation thereof, (d) actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with Buyer’s consent, (e) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries,  or (f) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions; or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, ; provided, however, that any event or circumstance set forth in sub-sections (a), (c), (e) and (f) does not disproportionately affect the Company or its Subsidiaries (taken as a whole).

“Company Option” means any and all options to acquire Company Shares granted or awarded under the Company Option Plan which are unexercised and outstanding immediately prior to the Closing.

“Company Option Plan” means the Aimetis Corp. Amended and Restated Stock Option Plan.

“Company Preferred Shares” mean Class A Convertible Preferred Shares of the Company as currently constituted.

“Company Product” means all products, technologies and services sold, offered for sale or otherwise made available by the Company or its Subsidiaries.

“Company Registered Intellectual Property” means all Owned IP that is Registered Intellectual Property.

“Company Shares” means the Company Common Shares and the Company Preferred Shares.

“Company Technology” means all Technology owned or purported to be owned by the Company and its Subsidiaries.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred after November 19, 2015 until immediately prior to the Closing Time (whether or not paid or payable at the time of Closing) by the Company, its Subsidiaries or any Vendor (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid (whether prior to or after the Closing) to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby), other than (I) 50% of the fees of Gowling WLG (Canada) LLP incurred as Escrow Agent (including in respect of the preparation of the Escrow Agreement) and (II) the amount, if any, payable to RBC Royal Bank pursuant to the engagement letter agreement between RBC Royal Bank Mid-Market Mergers & Acquisitions and the Company dated March 16, 2015 in respect of any Escrow Amount released to the Vendors, which shall be borne by the Vendors in accordance with Section 8.5(c)(iv); and (b) all amounts (inclusive of any associated withholding taxes or any Taxes required to be deducted, withheld and remitted by the Company or its Subsidiaries with respect thereto, other than Taxes which would have, irrespective of the completion of the Acquisition, been payable by the Company or a Subsidiary in fiscal 2016) paid or payable by the Company or any of its Subsidiaries, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, without limitation, any such amounts payable to any employee of the Company or its Subsidiaries), but excluding, for greater certainty, the Option Cancellation Payment itself (other than any employer-level Tax in respect thereof, excluding  employer-level Taxes which would have, irrespective of the completion of the Acquisition, been payable by the Company or a Subsidiary in fiscal 2016) and any income Taxes of the Company or its Subsidiary.

“Contract” means any (i) distributor, sales, advertising, agency or manufacturer’s representative contract, which (A) requires payments by the Company or any of its Subsidiaries in a 12 month period in excess of fifty thousand Canadian dollars (CAD$50,000) (either alone or pursuant to a series of related contracts), or (B) requires the Company or any of its Subsidiaries to provide services or products to any Person after the Closing for consideration in a 12 month period in excess of fifty thousand Canadian dollars (CAD$50,000) (either alone or pursuant to a series of related contracts), (ii) outstanding contract for the purchase of materials, supplies, equipment or services which requires payments by the Company or any of its Subsidiaries in a 12 month period in excess of fifty thousand Canadian dollars (CAD$50,000), (iii) trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction, (iv) contract limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person or granting most favored nation (customer) rights, (vi) contract pursuant to which the Company or any of its Subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, (vii) contract with any person with whom the Company or any of its Subsidiaries does not deal at arm’s-length, (viii) contract that is not terminable by the Company or any of its Subsidiaries upon 60 days (or less) notice by the Company or any of its Subsidiaries without penalty or obligation to make payments based on such termination, other than End User License Agreements, and which (A) requires payments by the Company or any of its Subsidiaries in a 12 month period in excess of fifty thousand Canadian dollars (CAD$50,000) (either alone or pursuant to a series of related contracts), or (B) requires the Company or any of its Subsidiaries to provide services to any Person after the Closing for consideration in a 12 month period in excess of fifty thousand Canadian dollars (CAD$50,000) (either alone or pursuant to a series of related contracts), (ix) agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, (x) agreement or contract relating to the use or occupancy of real property, (xi) employment, consulting, severance, change in control or similar agreement with any employee or independent contractor of the Company or any of its Subsidiaries; or (xii) contract pursuant to which the Company or any of its Subsidiaries is required to pay royalties or similar payment.

“D&O Claim” means a valid right to indemnification duly asserted in writing by an officer or director of the Company or its Subsidiaries against the Company or its Subsidiaries, whether under the Company’s Charter Documents or under a written indemnification agreement entered into by the Company or a Subsidiary and such officer or director prior to the date of this Agreement.

 “Deposit Materials” means any of the following items for a Company Product (i) any manufacturing specifications and other documentation and materials useful for manufacturing the Company Product; (ii) any design databases used to design the Company Product or (iii) the source code for any software or firmware used in the Company Products.

 “Disclosure Schedules” means the Company Disclosure Schedule and the Vendor Disclosure Schedule

“Earnout Escrow Amount” means One Million One Hundred Thousand Canadian dollars (CAD$1,100,000).

 “End User License Agreements” means agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business that grant non-exclusive licenses to end users of the Company Products.

“Environmental Law” means any federal, provincial, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“Equity Equivalents” means securities (including Options to purchase any Company Shares) which, by their terms, are or may be exercisable, convertible or exchangeable for or into shares or other securities at the election of the holder thereof.

“Escrow Agent” means Gowling WLG (Canada) LLP.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing among the Holder Agent, Buyer and the Escrow Agent in the form attached hereto as Exhibit A.

“Essential Employee” means each of the employees of the Company and its Subsidiaries as set forth on Schedule 11.1(b) attached hereto.

“Escrow Amount” means the Earnout Escrow Amount plus the Retention Escrow Amount plus the Indemnification Escrow Amount.

“Escrow Fund” means the escrow fund established by deposit of the Escrow Amount with the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, which funds are to be administered by the Escrow Agent pursuant to the provisions of Section 8.4(e) of this Agreement and the Escrow Agreement. “ETA” means the Excise Tax Act (Canada).

“Export and Import Approvals” shall mean all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental or Regulatory Authority, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” shall mean any Law applicable to the Company and its Subsidiaries governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to Canada or another country; (ii) any release of technology or software in any foreign country or to any foreign Person located in Canada or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts. Without limiting the foregoing, Export and Import Control Laws expressly includes the Export and Import Permits Act, R.S.C. 1985, c. E-19, as amended, the Foreign Extraterritorial Measures Act, R.S.C. 1985, c. F-29, as amended, the Special Economic Measures Act, S.C. 1992, c. 17, as amended, United Nations Act, R.S.C., 1985, c. U-, as amended, and the Freezing Assets of Corrupt Foreign Officials Act, S.C. 2011, c. 10, as amended, and all regulations enacted pursuant to these Acts.

“Fraud” means fraud, willful misconduct or intentional misrepresentation.

 “GAAP” means the generally accepted accounting principles and standards applicable to private enterprises under Part II of the CPA Canada Handbook of the Chartered Professional Accountants of Canada, or any successor institute, applicable on a consolidated basis to private enterprises as at the date on which a calculation is made or an action is taken in accordance with generally accepted accounting principles.

 “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality anywhere in the world, including, any domestic or foreign state, province, county, city or other political subdivision, and shall include any stock exchange, quotation service.

“GST/HST” means all taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those taxes) or and under any provincial legislation imposing a similar value added or multi-staged tax.

“Harmful Code” means any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the technology industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

“Holder Agent Reserve” means One Hundred Thousand Canadian dollars (CAD$100,000).

“Indemnification Escrow Amount” means One Million One Hundred Thousand Canadian dollars (CAD$1,100,000).

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, and (e) in the nature of a guarantee of any of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” means the Party or other indemnified Person entitled to make a Claim for indemnification under any provision of Article 8.

“Indemnifying Party” means the Party providing indemnification under any provision of Article 8.

“Intellectual Property” means (a) national and multinational statutory invention registrations, patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in Canada, the United States and all other nations throughout the world, (b) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in Canada, the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (c) copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in Canada, the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression (including computer software, Open Source Software, source code, executable code, data, databases and documentation), (d) mask work and integrated circuit topography rights and registrations and applications for registration or renewals thereof in Canada, the United States and all other nations throughout the world, (e) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), technology, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes (including manufacturing and production processes), and invention disclosures, (f) industrial designs (whether or not registered), (g) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in Canada, the United States and all other nations throughout the world, whether registered or unregistered, and any applications for registration therefor, (h) URL and domain name registrations, (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (j) all rights in all of the foregoing provided by treaties, conventions and common law, (k) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (l) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

 “Internally Developed Company Products” means Company Products developed by employees or independent contractors of the Company or its Subsidiaries (including Company Products developed by such employees or independent contractors jointly with third parties).

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

 “to the knowledge of” any Person, “to the best knowledge of” any Person, “known to” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to Company, the actual knowledge of Marc Holtenhoff, Gord Heard, Justin Schorn, David Almasi and Dave Thompson, and (iii) with respect to any other Person, the actual knowledge of the directors and officers of such Person, and in the case of each of (ii) and (iii), the knowledge of facts that such individuals should reasonably be expected to have in the course of diligently performing his or her duties for the Company or any Subsidiary or such Person, as applicable.

“Law” or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Letter of Intent” means the Letter of Intent by and between Buyer and the Company, dated as of November 19, 2015.

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.

“License” means any contract, commitment, agreement or other arrangement that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Licensed IP” means any Technology or Intellectual Property that is owned by a third party and licensed to the Company or any of its Subsidiaries.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for: (i) liens for Taxes not yet due and payable; (ii) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or one of its Subsidiaries; (iii) statutory liens incurred or deposits made in the ordinary course of the business in connection with worker's compensation, unemployment insurance and similar legislation; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or one of its Subsidiaries; (v) liens arising under purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company or one of its Subsidiaries; (vi) any restrictions on transfer generally arising under any applicable federal or state securities Law; or (vii) liens set out in Schedule 11.1(c).

“Loss” means any and all damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements (including, without limitation, any amount of liability paid, incurred, or offset by way of settlement agreement or any other settlement consideration, whether liquidated in amount or not) and other losses (including diminution in value) and fees and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) in connection with any Action or Proceeding, Third Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement or any Ancillary Agreement against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing from the date of incurrence (which with respect to breaches of any representations or warranties shall be no later than the Closing).

“Non-Critical IP” means off-the-shelf Technology or Intellectual Property licensed on a non-exclusive basis that is made generally available on standard terms, including any SDK or “devkit” provided by strategic partners.

“Open Source Software” means any Software (including source code, object code, libraries and middleware) that (a) contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models); (b) may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and/or (c) is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), Mozilla Public License or other similar licensing regimes that (i) requires, or conditions the use or distribution of such software or derivatives thereof on, the disclosure, licensing, or distribution of any source code for any portion of such software or derivatives thereof or (ii) otherwise imposes any limitation, restriction, or condition on the licensee’s right or ability to use, license or distribute any such software or derivatives thereof.

“Optionholder” means any holder of record of a vested or unvested, unexercised and unexpired Company Option to be cancelled at the Closing pursuant to Section 1.1(e).

 “Option Cancellation Agreements” shall mean the agreements to be entered into by holders of Company Options in the form attached as Exhibit C.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned IP” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including Intellectual Property relating to Technology, as well as all Intellectual Property Rights that are owned by Company or any Subsidiary;

 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Personal Information” means any information that was collected, used or disclosed by, or is being stored by or is otherwise under the control of, the Company or its Subsidiaries about an identifiable individual other than the name, title, email, business address or telephone number of an employee of any Person.

“Plan” means any employment-related, severance-related, change in control-related, retention-related, or other compensatory-related benefit plan, agreement, arrangement or policy (whether written or oral), including without limitation, any  plan, agreement, arrangement or policy providing for health, life, vision, dental, medical or other welfare benefits or insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension plans, retirement plans, sick leave plans, fringe benefits, or for profit sharing, deferred compensation, bonuses, share options, share appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, that is maintained, contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, or bound by, or under which the Company or any of its Subsidiaries has any liability or contingent liability, for the benefit of a by the Company’s or its Subsidiaries' current and former directors, officers, shareholders, consultants, independent contractors, dependent contractors or employees and their respective beneficiaries or dependents; excluding any statutory benefit plans which the Company is required by statute to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Pre-Closing Period” means any Tax period ending on or before the day prior to the Closing Date.

“Preferred Per Share Amount” means the price payable by Buyer per Company Preferred Share as set forth in the Closing Payment Certificate.

“Privacy Requirements” means all of the obligations, restrictions and prohibitions of or applicable to the Company or any of its Subsidiaries in connection with the Personal Information regardless of the authority under which they are imposed, including all Applicable Privacy Laws and policies, agreements and resolutions of the board of directors of the Company or the applicable Subsidiary.

“Pro-Rata Portion” means the percentage set forth opposite a Vendor’s name under the heading “Pro-Rata Portion” in the Closing Payment Certificate.

“Registered Intellectual Property” shall mean all Intellectual Property that has been recorded or registered in any applicable jurisdiction or are otherwise the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental or Regulatory Authority.

“Representatives” means officers, directors, employees, Affiliates, Associates, attorneys, investment bankers, financial advisers, and agents.

“Retention Escrow Amount” means One Million One Hundred Thousand Canadian dollars (CAD$1,100,000).

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Buyer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

“Tax” or “Taxes” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever imposed by any Tax Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross income, gross receipts, net proceeds, profits, capital gains, alternative or add-on, or minimum, capital, transfer, land transfer, sales, retail sales, consumption, use, goods and services, harmonized sales, value-added, ad valorem, turnover, excise, stamp, non-resident withholding, business, franchising, business licenses, real and personal property (tangible and intangible), environmental, transfer, payroll, employee withholding, employment, health, employer health, social services, development, occupation, education or social security, and all contributions, premiums, surtaxes, all customs duties, countervail, anti-dumping, special import measures and import and export taxes, all licence, franchise and registration fees, all provincial workers’ compensation payments, and all employment insurance, health insurance and Canada, Québec and other government pension plan contributions.

“Tax Act” or any reference to a specific provision thereof means the Income Tax Act (Canada) and legislation of any legislature of any province or territory of Canada and any regulations thereunder in force of like or similar effect.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

“Tax Authority” means any governmental agency, board, bureau, body, department or authority of Canada and any Canadian federal (including the Canada Revenue Agency), provincial or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Technology” means copies and tangible embodiments of Intellectual Property, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, IP cores, mask works, tooling requirements, databases, lab notebooks, invention disclosures, processes, prototypes, samples, studies, and all know-how and works of authorship.

“Third Party Company Products” means Company Products other than Internally Developed Company Products.

11.2         Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated, (viii) when a statement herein with respect to a particular matter is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the specified matter and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated hereby.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.  When used herein, the terms “party” or “parties” refer to Buyer, on the one hand, and the Company, Holder Agent and the Vendors, on the other, and the terms “third party” or “third parties” refers to Persons other than Buyer, the Company, the Vendors or the Holder Agent.  When used herein, all references to CAD$ or Canadian dollars shall mean the legal currency of Canada. Time is of the essence hereof.

(b)           The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of who had an opportunity to participate in and did participate in the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.  Furthermore, the drafting and negotiation of the representations, warranties, covenants and conditions to the obligations of the Company and Buyer herein reflect compromises, and certain provisions may overlap with other provisions or may address the same or similar subject matters in different ways or for different purposes.  It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (i) the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative, (ii) each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect, and (iii) no limitation in any representation, warranty, covenant or closing condition shall be construed to limit any other representation, warranty, covenant or closing condition unless such limitation is expressly made applicable to such other representation, warranty, covenant or closing condition.

(c)           No amendment, supplement or update after the date of this Agreement shall be made to the Company Disclosure Schedule or Vendor Disclosure Schedule without the express written consent of Buyer, and no amendment, supplement or update made or delivered (or purporting to be made or delivered) after the date of this Agreement without such consent shall have any effect on any of the rights or obligations of the Company or Buyer, respectively.

(d)           The Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure No modifications, qualifications, or exceptions to any representations or warranties disclosed on one section of the Disclosure Schedule shall constitute a modification, qualification, or exception to any other representations or warranties made in this Agreement unless it is reasonably apparent on its face that the disclosures on such Disclosure Schedule apply to such other representations and warranties.

(e)           Each of the parties confirms that such party has been afforded reasonable opportunity to obtain independent legal advice and such party waives its rights to do so or both it and its counsel, if applicable, have reviewed, negotiated and adopted this Agreement as the agreement and understanding of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, the Vendors and the Company, and with respect to Section 10.12 only, the Holder Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

AIMETIS CORP.	SENSTAR CORPORATION

By:	By:
Name: Marc Holtenhoff		[Name]
Title: CEO		[Title]

HOLDER AGENT

Marc Holtenhoff

[Signature Page to Share Purchase Agreement]

[VENDOR]

By:
Name:
Title:

Address:

Email:

Witness	[VENDOR]

Address:

Email:

[Signature Page to Share Purchase Agreement]

Schedule 8.5(c)(iii)

Earnout

1.	Definitions

In this Schedule, the following terms have the following meanings:

(a)	“Earnout Calculation” has the meaning set out in paragraph 4

(b)	“Earnout Payment” means the earn-out payment set forth in paragraph 2.

(c)	“Earnout Payment Date” has the meaning set out in paragraph 3.

(d)	“Earnout Period” means the period commencing as of January 1, 2016 and ending on December 31, 2016.

(e)	“Earnout Period Revenue Report” has the meaning set out in paragraph 5.

(f)
“Revenues” means the total gross revenues of the Company and its Subsidiaries as determined in accordance with GAAP (applied on a basis consistent with the Company Financials) and the accounting policies, principles, methods or practices of the Company implemented in the Company Financials.

(g)	“Revenue Target” means $14,300,000.

2.	Earnout

(a)	If the Revenues during the Earnout Period are equal to or greater than the Revenue Target, then the Earnout Payment shall be $1,100,000;

(b)	If the Revenues during the Earnout Period are equal to or greater than $13,730,000 but less than the Revenue Target, then the Earnout Payment shall be $825,000;

(c)	If the Revenues during the Earnout Period are equal to or greater than $13,300,000 but less than $13,730,000, then the Earnout Payment shall be $550,000; or

(d)	If the Revenues during the Earnout Period are equal to or greater than $12,870,000 but less than $13,300,000, then the Earnout Payment shall be $275,000.

(e)	If the Revenues during the Earnout Period are less than $12,870,000 no Earnout Payment shall be made and the entire Earnout Escrow Amount shall be released to Buyer.

3.	Payment of Earnout Payment

On the second Business Day following the date on which the Buyer and the Holder Agent agree to the Earnout Period Revenue Report and Earnout Calculation, or, if there is an Earnout Dispute, on the second Business Day following the date on which a determination of an Earnout Dispute is made under paragraph 6 (the “Earnout Payment Date”), the Buyer and the Holder Agent will deliver a joint written direction to the Escrow Agent directing the Escrow Agent to pay the Earnout Payment, if any, to the Holder Agent (on behalf of the Vendors in accordance with their Adjusted Pro-Rata Portion) and the remainder of the Earnout Escrow Amount, if any, to the Buyer; provided that to the extent the Earnout Dispute is resolved by the Independent Accountant (as defined below) only the notice of the Buyer or the Holder Agent, together with a copy of the written conclusion of the Independent Accountant, shall be required to release the Earnout Escrow Amount.

4.	Earnout Period Revenue Report

(a)
Not later than March 31, 2017, the Buyer shall prepare and deliver an audit report which will set forth the Revenues of the Company and its Subsidiaries during the Earnout Period (the “Earnout Period Revenue Report”) and a statement (the “Earnout Calculation”) setting out in reasonable detail the calculation of the Earnout Payment .

(b)	The Holder Agent, and its representatives, will be provided with reasonable access to all records of the Company and its Subsidiaries evidencing the Earnout Calculation.

(c)
The Holder Agent, and its representatives, will be provided with access to, and will have the right to take extracts from and copies of, all working papers, information and records of the Company and its Subsidiaries or the Company’s and Subsidiaries accountants relating to the Earnout Period Revenue Report, Revenues and the Earnout Payment, and the Buyer will cause the Company’s accountants to provide such access and information, as applicable.

5.	Holder Agent’s Review of Earnout Period Revenue Report

The Holder Agent may notify the Buyer that it accepts or disputes either or both of the Earnout Period Revenue Report and the Earnout Calculation at any time within 20 days after receiving them, but the Holder Agent will be deemed to accept them on the 21st day after receipt unless it delivers a written notice (the “Earnout Dispute Notice”) to the Buyer of a dispute (an “Earnout Dispute”) on or before that 21st day. Any such notice shall specify those items or amounts as to which Holder Agent disagrees, and Holder Agent shall be deemed to have agreed to all other items and amounts contained in the Earnout Dispute Notice. On the date of the Holder Agent’s deemed acceptance, or any earlier date upon which the Buyer receives notice of the Holder Agent's acceptance, the Earnout Period Revenue Report and Earnout Calculation will be conclusive and binding on the Buyer, Holder Agent and the Vendors.

6.	Earnout Dispute

The Buyer and the Holder Agent will attempt, in good faith, to resolve the Earnout Dispute within 10 Business Days after the Buyer’s receipt of the Earnout Dispute Notice. Any Earnout Dispute not resolved by the Buyer and the Holder Agent within that period will be submitted to a senior partner of an independent nationally recognized accounting firm in Canada jointly selected by the Buyer and the Holder Agent, acting reasonably (the "Independent Accountant"), whose fees and expenses will be paid by the unsuccessful party, and who will resolve the Earnout Dispute acting as an expert, and not an arbitrator. The resolution of the Earnout Dispute will be final and binding upon the Buyer and Vendors, with no right of appeal or judicial review on any grounds.  In the course of reviewing the Earnout Dispute, the Independent Accountant shall be permitted to review, consider, determine and resolve such other errors, corrections and matters it deems appropriate.

7.	Covenants

From the Closing to the Earnout Payment Date, the Buyer shall and shall cause the Company and its Subsidiaries to:

(a)
conduct the business of the Company and its Subsidiaries in the usual, regular and ordinary course consistent with past practice (including, for greater certainty, that decision making authority regarding the day-to-day operations of the Company and its Subsidiaries shall be made by the CEO of the Company consistent with past practice);

(b)
deliver to the Holder Agent within 3 Business days following the public disclosure of the quarterly financial statements of Magal Security Systems Ltd. a report certified by an officer of the Company setting out the Revenues during such quarter;

(c)
not reorganize, amalgamate or merge the Corporation or any Subsidiary which in any manner affects the operations, finances or ability of the Company to achieve the Revenue Target or sell, assign, transfer or otherwise dispose of any assets of the Company or its Subsidiaries, except assets sold or disposed of in the ordinary course of business or with the prior written consent of the Holder Agent; and

(d)	not take any action that is inconsistent with the operating plan of the Company presented to the Buyer or divert sales away from the Company and its Subsidiaries.